Alexander & Baldwin, Inc. (to be converted into a limited liability company named Alexander & Baldwin, LLC)

AMENDED AND RESTATED NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

June 4, 2012

TABLE OF CONTENTS

Page

1.	BACKGROUND; AUTHORIZATION OF ISSUE OF NOTES	1

1A.	Amendment and Restatement of Certain Agreements	1

1B.	Reorganization and Consent Thereto	1

1C.	Existing Notes	2

1D.	Authorization of Issue of Series AX Notes, Series BX Notes and Series CX Notes	3

1E.	Authorization of Issue of Shelf Notes	3

2.	PURCHASE AND SALE OF NOTES	4

2A.	Purchase and Sale of Series AX, BX and CX Notes; Modification of Series D Notes	4

2B.	Purchase and Sale of Shelf Notes	4

2C.	Closings	6

2D.	Fees	7

3.	CONDITIONS OF CLOSING	8

3A.	Conditions - Initial Closing Day	8

3B.	Conditions - Each Closing Day	10

4.	PREPAYMENTS	11

4B.	Optional Prepayment With Yield-Maintenance Amount	12

4C.	Notice of Optional Prepayment	12

4D.	Application of Prepayments	12

4E.	Retirement of Notes	12

5.	AFFIRMATIVE COVENANTS	13

5A.	Financial Statements	13

5B.	Inspection of Property	14

5C.	Covenant to Secure Notes Equally	15

5D.	Information Required by Rule 144A	15

5E.	Maintenance of Properties; Insurance	15

5F.	Environmental and Safety Laws	15

5G.	Guarantors	16

5H.	Certain Other Provisions	16

5I.	Appraisal Requirement	16

6.	NEGATIVE COVENANTS	17

6A.	Financial Covenants	17

6B.	Lien and Other Restrictions	19

6C.	Restricted Payments	22

6D.	Terrorism Sanctions Regulations	22

7.	EVENTS OF DEFAULT	23

7A.	Acceleration	23

7B.	Rescission of Acceleration	26

7C.	Notice of Acceleration or Rescission	26

7D.	Other Remedies	26

8.	REPRESENTATIONS, COVENANTS AND WARRANTIES	26

8A.	Organization	26

8B.	Financial Statements	27

8C.	Actions Pending	28

8D.	Outstanding Debt	28

8E.	Title to Properties	28

8F.	Taxes	28

8G.	Conflicting Agreements and Other Matters	28

8H.	Offering of the Notes	29

8I.	Regulation U, Etc	29

8J.	ERISA	29

8K.	Governmental Consent	30

8L.	Utility Company Status	30

8M.	Investment Company Status	31

8N.	Real Property Matters	31

8O.	Possession of Franchises, Licenses, Etc	31

8P.	Environmental and Safety Matters	31

8Q.	Hostile Tender Offers	31

8R.	Employee Relations	31

8S.	Regulations and Legislation	32

8T.	Foreign Assets Control Regulations, Etc	32

8U.	Disclosure	33

9.	REPRESENTATIONS OF THE PURCHASERS	33

9A.	Nature of Purchase	33

9B.	Source of Funds	33

10.	DEFINITIONS; ACCOUNTING MATTERS	35

10A.	Yield-Maintenance Terms	35

10B.	Other Terms	36

10C.	Accounting Principles, Terms and Determinations	54

11.	MULTIPARTY GUARANTY	54

11A.	Unconditional Guaranty	55

11B.	Reimbursement of Expenses	55

11C.	Guaranteed Obligations Unaffected	55

11D.	Joint and Several Liability	55

11E.	Enforcement of Guaranteed Obligations	55

11F.	Tolling of Statute of Limitations	56

11G.	Rights of Contribution	56

11H.	Subrogation	56

11I.	Amendments, Etc., With Respect to Guaranteed Obligations	57

11J.	Guaranty Absolute and Unconditional; Termination	57

11K.	Reinstatement	58

11L.	Payments	58

11M.	Bound by Other Provisions	59

11N.	Additional Guarantors	59

12.	MISCELLANEOUS	59

12A.	Note Payments	59

12B.	Expenses	59

12C.	Consent to Amendments	60

12D.	Form, Registration, Transfer and Exchange of Notes; Transfer Restriction	61

12E.	Persons Deemed Owners; Participations	61

12F.	Survival of Representations and Warranties; Entire Agreement	62

12G.	Successors and Assigns	62

12H.	Independence of Covenants	62

12I.	Notices	62

12J.	Descriptive Headings	63

12K.	Satisfaction Requirement	63

12L.	Governing Law	63

12M.	Payments Due on Non-Business Days	63

12N.	Severability	63

12O.	Severalty of Obligations	63

12P.	Jurisdiction and Process; Waiver of Jury Trial	64

12Q.	Counterparts	64

12R.	Binding Agreement	64

Schedules and Exhibits

Information Schedule

Purchaser Schedules (Relating to Notes Other Than Shelf Notes)

Exhibit A-1                                --           Form of Series AX Note
Exhibit A-2                                --           Form of Series BX Note
Exhibit A-3                                --           Form of Series CX Note
Exhibit A-4                                --           Form of Shelf Note
Exhibit B                                    --           Form of Request for Purchase
Exhibit C                                    --           Form of Confirmation of Acceptance
Exhibit D                                    --           Form of Joinder Agreement

Schedule 1B                              --           Corporate Organization Chart
Schedule 6B(1)                         --           Existing Liens on Initial Closing Date

ALEXANDER & BALDWIN, INC. (to be converted into a limited liability company named ALEXANDER & BALDWIN, LLC)

822 Bishop Street

Honolulu, Hawaii 96801-3440

As of June 4, 2012

Prudential Investment Management, Inc.
Each Prudential Affiliate which is a signatory hereof
  or hereafter becomes bound by certain provisions hereof as hereinafter provided

c/o Prudential Capital Group
2029 Century Park East, Suite 710
Los Angeles, CA 90067

Ladies and Gentlemen:

The undersigned, Alexander & Baldwin, Inc., a Hawaii corporation to be converted into a limited liability company named Alexander & Baldwin, LLC pursuant to the Conversion described in paragraph 1B (the “Company”), hereby agrees with you as follows:

1. BACKGROUND; AUTHORIZATION OF ISSUE OF NOTES.

1A. Amendment and Restatement of Certain Agreements.  This Agreement amends, restates and replaces in their entirety (i) that certain Private Shelf Agreement, dated as of April 25, 2001 (as amended, restated, supplemented or otherwise modified, the “2001 Agreement”), by and between the Company, on the one hand, and the Purchasers party thereto, on the other hand, and (ii) that certain Note Purchase and Private Shelf Agreement, dated as of April 19, 2006 (as amended, restated, supplemented or otherwise modified, the “2006 Agreement”), by and between the Company, on the one hand, and the Purchasers party thereto, on the other hand.

Certain capitalized terms used in this Agreement are defined in paragraph 10; references to a “paragraph” are, unless otherwise specified, to one of the paragraphs of this Agreement, and references to an “Exhibit” or “Schedule” are, unless otherwise specified, to one of the exhibits or schedules to this Agreement.

1B. Reorganization and Consent Thereto.  The Company has proposed to effect a reorganization pursuant to which:

           (i)           the Company has incorporated Alexander & Baldwin Holdings, Inc., a Hawaii corporation subsequently to be re-named “Matson, Inc.” as described in clause (iv) of this paragraph 1B (“A&B Holdings”), as a new, wholly-owned direct Subsidiary of the Company, and A&B Holdings has incorporated A&B Merger Corporation, a Hawaii corporation (“A&B Merger Corp.”), as a new, wholly-owned direct Subsidiary of A&B Holdings, and, on or about June 5, 2012 A&B Merger Corp. will merge with and into the Company with the Company being the survivor of such merger (the “Merger”), after giving effect to which A&B Holdings will hold all of the capital stock of the Company and the stockholders of A&B Holdings will be the Persons who were the stockholders of the Company immediately prior to giving effect to the Merger;

(ii)           on the Business Day immediately succeeding consummation of the Merger, the Company will convert into a Hawaii limited liability company to be named “Alexander & Baldwin, LLC” pursuant to applicable Hawaii law (the “Conversion”) and will thereafter on such Business Day distribute all of the capital stock of Matson to A&B Holdings (the “Distribution”), after giving effect to which Matson will be a sister of the Company and a direct, wholly-owned Subsidiary of A&B Holdings;

(iii)           on the Business Day immediately succeeding consummation of the Merger and after consummation of the Distribution, A&B Holdings will contribute all of the membership interests in the Company to A & B II, Inc., a Hawaii corporation subsequently to be re-named “Alexander & Baldwin, Inc.” (“New A&B” or “Holdings”), a newly formed, wholly-owned direct Subsidiary of A&B Holdings (the “Contribution”), after giving effect to which the direct parent and holder of all of the membership interests in the Company will be New A&B, and the direct parent and holder of all of the capital stock of both Matson and New A&B will be A&B Holdings; and

(iv)           after consummation of the Contribution and after the close of the New York Stock Exchange on June 29, 2012, A&B Holdings will distribute all of the capital stock of New A&B to the public stockholders of A&B Holdings (the “Spin-Off”), concurrent with which the name change of A&B Holdings to “Matson, Inc.” will become effective (the collective transactions described in the foregoing portions of this paragraph 1B being referred to herein as the “Reorganization”).

The Company represents and warrants that (a) the foregoing portions of this paragraph 1B constitute an accurate description of the material steps of the Reorganization and the sequence of such steps, and (b) the organization chart set forth in Schedule 1B (to the extent of the detail set forth therein) accurately depicts the organizational structure of A&B Holdings, Matson, New A&B and the Company immediately after giving effect to the Reorganization.

Subject to the Reorganization being consummated in accordance with applicable law, and in reliance on the representations and warranties in the immediately preceding sentence, the Purchasers hereby consent to the consummation of the Distribution, provided that an Event of Default shall exist under each of the 2001 Agreement and the 2006 Agreement if (a) the Reorganization is consummated (or if any other transaction or series of transactions is consummated, after giving effect to which Matson and its Subsidiaries are no longer wholly-owned Subsidiaries of the Company) and (b) the Initial Closing does not occur concurrently with the Reorganization (or such other transaction or series of transactions) for any reason.

1C. Existing Notes.  Pursuant to the terms of the 2001 Agreement, the Company has issued its 4.10% senior notes due July 21, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “2001 Agreement Notes”) in the original aggregate principal amount of $35,000,000 ($4,000,000 aggregate principal amount of which is currently outstanding).  Pursuant to the terms of the 2006 Agreement, the Company has issued (i) its 5.53% senior notes due December 20, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Series A Notes”) in the original aggregate principal amount of $50,000,000 ($37,500,000 aggregate principal amount of which is currently outstanding), (ii) its 5.55% senior notes due March 20, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Series B Notes”) in the original aggregate principal amount of $50,000,000 (all of which is currently outstanding), (iii) its 5.56% senior notes due June 20, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Series C Notes”) in the original aggregate principal amount of $25,000,000 (all of which is currently outstanding), and (iv) its 6.90% senior notes due March 9, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Series D Notes”) in the original aggregate principal amount of $100,000,000 ($90,000,000 aggregate principal amount of which is currently outstanding).  The terms “2001 Agreement Note” and “2001 Agreement Notes” as used herein shall include each 2001 Agreement Note delivered pursuant to any provision of the 2001 Agreement and each 2001 Agreement Note delivered in substitution or exchange therefor pursuant to any provision of the 2001 Agreement or this Agreement.  The terms “Series A Note,” “Series A Notes,” “Series B Note,” “Series B Notes,” “Series C Note,” “Series C Notes,” “Series D Note” and “Series D Notes” as used herein shall include, as applicable, each Series A Note, Series B Note, Series C Note or Series D Note delivered pursuant to any provision of the 2006 Agreement and each Series A Note, Series B Note, Series C Note or Series D Note, as applicable, delivered in substitution or exchange therefor pursuant to any provision of the 2006 Agreement.

1D. Authorization of Issue of Series AX Notes, Series BX Notes and Series CX Notes.  The Company has authorized the issuance of (i) its 5.53% senior promissory notes (the “Series AX Notes”) in the aggregate principal amount of $37,500,000, to be dated the date of issue thereof and to mature July 25, 2024, (ii) its 5.55% senior promissory notes (the “Series BX Notes”) in the aggregate principal amount of $50,000,000, to be dated the date of issue thereof and to mature January 25, 2026 and (iii) its 5.56% senior promissory notes (the “Series CX Notes”) in the aggregate principal amount of $25,000,000, to be dated the date of issue thereof and to mature July 25, 2026.  The Series AX Notes shall be substantially in the form of Exhibit A-1, the Series BX Notes shall be substantially in the form of Exhibit A-2 and the Series CX Notes shall be substantially in the form of Exhibit A-3.  The terms “Series AX Note,” “Series AX Notes,” “Series BX Note,” “Series BX Notes,” “Series CX Note” and “Series CX Notes” as used herein shall include, as applicable, each Series AX Note, Series BX Note or Series CX Note delivered pursuant to any provision of this Agreement and each Series AX Note, Series BX Note or Series CX Note, as applicable, delivered in substitution or exchange therefor pursuant to any such provision.

1E. Authorization of Issue of Shelf Notes.  The Company may authorize the issue of its senior promissory notes (as amended, restated, supplemented or otherwise modified from time to time, the “Shelf Notes”), to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than sixteen years from the date of original issuance, to have an average life, in the case of each Shelf Note so issued, of no more than sixteen years, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A-4.  The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision.  The terms “Note” and “Notes” as used herein shall include each 2001 Agreement Note, each Series AX Note, each Series BX Note, each Series CX Note, each Series D Note and each Shelf Note delivered pursuant to any provision of the 2001 Agreement, the 2006 Agreement or this Agreement, as applicable, and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2. PURCHASE AND SALE OF NOTES.

2A. Purchase and Sale of Series AX, BX and CX Notes; Modification of Series D Notes.

2A(1). Purchase and Sale of Series AX, BX and CX Notes.  Subject to the terms and conditions herein set forth, the Company hereby agrees to sell to the Series AX, BX and CX Purchasers, and each Series AX, BX and CX Purchaser agrees to purchase from the Company, the aggregate principal amount of Series AX, BX and CX Notes set forth opposite its name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount.  On the Initial Closing Day, the Company will deliver to each Series AX, BX and CX Purchaser (as applicable) at the offices of Bingham McCutchen LLP, Three Embarcadero Center, Suite 2700, San Francisco, CA 94111, one or more Series AX, BX or CX Notes (as applicable) registered in its name, evidencing the aggregate principal amount of Series AX, BX and CX Notes to be purchased by it and in the denomination or denominations specified with respect to such Purchaser for such Notes in the Purchaser Schedule attached hereto, in exchange for a like outstanding aggregate principal amount of Series A, B or C Notes (as applicable) then held by such Series AX, BX and CX Purchaser.  Upon such sale and purchase of the Series AX, BX and CX Notes in exchange for the outstanding Series A, B and C Notes, all outstanding Series A, B and C Notes will be deemed to be cancelled without further action of any Person.  All such cancelled Series A, B and C Notes shall be returned to the Company promptly following the Initial Closing Day.

2B. Purchase and Sale of Shelf Notes.

2B(1). Facility.  Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement.  The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  At any time, (i) $300,000,000, minus (ii) the aggregate principal amount of the Notes then outstanding and all other notes issued and sold under this or any other agreement by Holdings, the Company or any Subsidiary and held by Prudential or any Prudential Affiliate which are then outstanding, minus (iii) the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.  Notwithstanding anything to the contrary appearing herein, in no event shall any Note be purchased under the Facility by a Prudential Affiliate described in clause (i) of the definition thereof if, upon giving effect to such purchase and the use of proceeds thereof, the aggregate principal amount of all Notes and any other notes of the Company then outstanding and held by all Prudential Affiliates described in such clause, would exceed $250,000,000.

2B(2). Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the Initial Closing Day (or if such anniversary is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day).  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3). Request for Purchase.  The Company may from time to time following the Initial Closing Day and during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”).  Each Request for Purchase shall be made to Prudential by telefacsimile or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semiannual in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 5 Business Days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase price of such Shelf Notes is to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit B.  Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(4). Rate Quotes.  Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telefacsimile, in each case between 9:30 a.m. and 2:00 p.m. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase.  Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5). Acceptance.  Within two minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(4), or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telefacsimile within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the financial terms referred to in clause (ii) of paragraph 2B(3) with respect to such Shelf Notes (each such Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates.  The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes.  Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Shelf Notes.  As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof from Prudential of a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6). Market Disruption.  Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes.  If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2C. Closings.  Not later than 1:30 p.m. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed on the Purchaser Schedule relating thereto at the offices of Prudential Capital Group the Accepted Notes to be purchased by such Purchaser on such Closing Day in the form of one or more Notes in authorized denominations as such Purchaser may request, dated the applicable Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the account specified by the Company herein or in the Request for Purchase relating to such Notes.  If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Notes as provided above, or any of the conditions specified in paragraph 3B shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 2:30 p.m., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than thirty days after such scheduled Closing Day (the “Rescheduled Closing Day”) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3B on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2D(iii) or (ii) such closing is to be canceled.  In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 2:30 p.m., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

2D. Fees.

2D(i). [Intentionally Omitted].

2D(ii). Shelf Notes Issuance Fee.  The Company agrees to pay to each Purchaser of Shelf Notes in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day for the purchase and sale of Shelf Notes in an amount equal to 0.10% of the aggregate principal amount of Shelf Notes sold to such Purchaser on such Closing Day.

2D(iii). Delayed Delivery Fee.  If the closing of the purchase and sale of any Accepted Notes is delayed for any reason beyond the original Closing Day therefor, the Company agrees to pay to (or as directed by) Prudential on the Cancellation Date or actual closing date of such purchase and sale, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Note, “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Note to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.  In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the original Closing Day for such Note, as the same may be rescheduled from time to time in compliance with paragraph 2C.  Notwithstanding the foregoing, no Delayed Delivery Fee shall be payable in connection with the closing of the purchase and sale of any Series of Notes if all of the conditions precedent set forth in paragraph 3 (other than the condition precedent in paragraph 3B(3)) have been timely satisfied on or prior to the original Closing Day therefor and any relevant Purchaser fails to purchase any such Notes on such Closing Day.

2D(iv). Cancellation Fee.  If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Notes, or if Prudential notifies the Company in writing under the circumstances set forth in the penultimate sentence of paragraph 2C that the closing of the purchase and sale of any Accepted Notes is to be canceled (or under the circumstances set forth in the last sentence of paragraph 2B(5) that the purchase and sale of any Accepted Notes is to be cancelled), or if the closing of the purchase and sale of any Series of Notes is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company agrees to pay to Prudential in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the date the interest rate was locked on the Acceptance Day for such Accepted Notes (as applicable) by (b) such applicable bid price; and “PA” has the meaning ascribed to it in paragraph 2D(iii).  The foregoing bid and ask prices shall be as reported by such publicly available source of such market data as is then customarily utilized by Prudential.  Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place.  In no case shall the Cancellation Fee be less than zero.  Notwithstanding the foregoing, no Cancellation Fee shall be due in connection with any proposed purchase and sale of any Shelf Notes if all of the conditions precedent set forth in paragraph 3 (other than the condition precedent in paragraph 3B(3)) have been timely satisfied on or prior to the applicable Closing Day therefor and any relevant Purchaser fails to purchase any such Notes on such Closing Day.

3. CONDITIONS OF CLOSING.

3A. Conditions - Initial Closing Day.  Each of (i) the effectiveness of this Agreement (other than the consent provided in paragraph 1B, which is subject only to the conditions set forth in paragraph 1B) and the amendment and restatement of the 2001 Agreement and the 2006 Agreement effected hereby, and (ii) the obligation of each Series AX Purchaser, Series BX Purchaser and Series CX Purchaser to purchase the Series AX Notes, Series BX Notes or Series CX Notes to be purchased by such Purchaser is subject to the satisfaction, on or before August 19, 2012, of the following conditions:

3A(1). Certain Documents.  Each existing Purchaser and Prudential shall have received the following, each dated the Initial Closing Day (unless otherwise specified):

(i)   Joinder Agreements, made by Holdings and any Subsidiaries of Holdings (other than the Company) which are guarantors or other obligors under any Principal Credit Facility as of the Initial Closing Day;

(ii)   a copy of the Separation Agreement, any agreements or supplements thereto and all other agreements entered into in connection therewith, each certified by a Responsible Officer of the Company as true and complete copies thereof, which documents shall be reasonably satisfactory to such Purchaser.

3A(2). Modification of Existing Matson Financing.  The existing financing under the Prior Agreement (as defined in the Matson Note Agreement) shall have been modified pursuant to the Matson Note Agreement in a manner reasonably acceptable to Prudential.

3A(3). Material Adverse Change.  With the exception of the Distribution, no material adverse change in the condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, since December 31, 2011 shall have occurred.

3A(4). Reorganization Transactions.  Each existing Purchaser and Prudential shall have received satisfactory evidence:  (a) that each of the Merger, the Conversion, the Distribution, the Contribution and the Spin-Off has occurred as set forth in paragraph 1B; and (b) that all necessary internal, shareholder, bank facility, regulatory and third-party approvals and consents in connection with the Reorganization have been obtained (and each Purchaser shall have received an Officer’s Certificate, dated the Initial Closing Day, executed by each of Holdings and the Company, to such effect).

3A(5). Bank Credit Agreement.  The Bank Credit Agreement (as defined in the 2006 Agreement) shall have been terminated and all obligations thereunder repaid in full, and the Company shall have entered into the Bank Credit Agreement (as defined herein) with an aggregate commitment in excess of $200,000,000, a maturity of at least three years and terms and conditions reasonably satisfactory to such Purchaser, a copy of which (with all exhibits and schedules thereto) having been delivered to each existing Purchaser and Prudential and certified by a Responsible Officer as of the Initial Closing Day as being a true and complete copy thereof.

3A(6). Capital Contribution.  Prior to consummation of the Spin-Off, A&B Holdings shall have made a capital contribution to New A&B pursuant to the terms of the Separation Agreement in the amount of at least $160,000,000.

3A(7). Payment of Interest.  The Company shall have paid to the holders of the Series A Notes, the Series B Notes and the Series C Notes their ratable shares of all accrued and unpaid interest in respect of such notes through and including the day immediately preceding the Initial Closing Day.

3A(8). Fees and Expenses.  Without limiting the provisions of paragraph 12B hereof, the Company shall have paid:  (i) to the existing Purchasers their ratable share of an amendment fee in the aggregate amount of $100,000, (ii) to the holders of the Series D Notes a one-time credit adjustment fee in the aggregate amount of $858,600; and (iii) the reasonable fees, charges and disbursements of special counsel to the Purchasers to the extent invoiced by no later than one (1) day prior to the Initial Closing Day.

3B. Conditions - Each Closing Day.  The obligation of any Purchaser to purchase and pay for any Notes (whether on the Initial Closing Day or any Closing Day for the purchase and sale of any Shelf Notes) is subject to the satisfaction, on or before such Closing Day, of the following conditions:

3B(1). Certain Documents.  Such Purchaser shall have received the following, each dated the date of the applicable Closing Day:

(i)   the Note(s) to be purchased by such Purchaser.

(ii)   certified copies of the resolutions of the board of directors (or similar authorizing body) of each of the Credit Parties authorizing the execution and delivery of this Agreement, the Multiparty Guaranty and (in the case of the Company) the issuance of such Notes, and of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement, the Multiparty Guaranty and such Notes.

(iii)   a certificate of the Secretary or an Assistant Secretary and one other officer of each Credit Party certifying the names and true signatures of the officers of such Person authorized to sign this Agreement, the Multiparty Guaranty and such Notes and the other documents to be delivered hereunder.

(iv)   certified copies of the articles of incorporation and bylaws (or similar constitutive documents) of each Credit Party.

(v)   a favorable opinion of (a) Skadden, Arps, Slate, Meagher & Flom LLP, dated the applicable Closing Day, satisfactory to such Purchaser, and (b) the Chief Legal Officer of the Credit Parties or such other counsel of the Credit Parties designated by the Company and acceptable to such Purchaser, dated the applicable Closing Day, satisfactory to such Purchaser.

(vi)   a good standing certificate for each Credit Party from such Person’s jurisdiction of organization, in each case dated as of a recent date and such other evidence of the status of such Credit Party as such Purchaser may reasonably request.

(vii)   additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3B(2). Representations and Warranties; No Default.  The representations and warranties contained in paragraph 1B and paragraph 8 and in each other Transaction Document shall be true in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall be true and correct in all respects) on and as of such Closing Day; there shall exist on such Closing Day no Event of Default or Default; and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, executed by a Responsible Officer of each of Holdings and the Company, to both such effects.

3B(3). Purchase Permitted by Applicable Laws.  The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.  This paragraph 3B(3) is a closing condition and shall not be construed as a tax indemnity.

3B(4). Payment of Fees.  The Company shall have paid to Prudential and each Purchaser any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to paragraph 2D(ii) and any Delayed Delivery Fee due pursuant to paragraph 2D(iii).

4. PREPAYMENTS.  The Notes shall be subject to scheduled required prepayment as and to the extent provided in paragraph 4A.  The Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4B.

4A(1). Required Prepayment of Series AX Notes.  Until the Series AX Notes have been paid in full, the Company shall prepay the Series AX Notes, without Yield Maintenance Amount, in the amount of $6,000,000 on July 25, 2015, $3,000,000 on July 25, 2016, $7,125,000 on July 25, 2021, $7,125,000 on July 25, 2022, and $7,125,000 on July 25, 2023, and such principal amount of the Series AX Notes, together with interest thereon to the payment dates, shall become due on such payment dates.  The remaining principal amount of the Series AX Notes, together with interest accrued thereon, shall become due on the maturity date of the Series AX Notes.

4A(2). Required Prepayment of Series BX Notes.  Until the Series BX Notes have been paid in full, the Company shall prepay the Series BX Notes, without Yield Maintenance Amount, in the amount of $3,000,000 on January 25, 2015, $1,000,000 on January 25, 2016, $1,000,000 on January 25, 2021, $9,000,000 on January 25, 2022, $9,000,000 on January 25, 2023, $9,000,000 on January 25, 2024, and $16,000,000 on January 25, 2025, and such principal amount of the Series BX Notes, together with interest thereon to the payment dates, shall become due on such payment dates.  The remaining principal amount of the Series BX Notes, together with interest accrued thereon, shall become due on the maturity date of the Series BX Notes.

4A(3). Required Prepayment of Series CX Notes.  Until the Series CX Notes have been paid in full, the Company shall prepay the Series CX Notes, without Yield Maintenance Amount, in the amount of $1,000,000 on July 25, 2018, $1,000,000 on July 25, 2019, $1,000,000 on July 25, 2020, $9,000,000 on July 25, 2021, $2,000,000 on July 25, 2022, $2,000,000 on July 25, 2023, $2,000,000 on July 25, 2024, and $3,000,000 on July 25, 2025, and such principal amount of the Series CX Notes, together with interest thereon to the payment dates, shall become due on such payment dates.  The remaining principal amount of the Series CX Notes, together with interest accrued thereon, shall become due on the maturity date of the Series CX Notes.

4A(4). Required Prepayments of Other Notes.  The 2001 Agreement Notes, the Series D Notes and each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

4B. Optional Prepayment With Yield-Maintenance Amount.  The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note.  Any partial prepayment of a Series of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

4C. Notice of Optional Prepayment.  The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 3 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4B.  Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date.  The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the purchaser schedule attached hereto or to the applicable Confirmation of Acceptance or by notice in writing to the Company.

4D. Application of Prepayments.  In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraph 4A(1), 4A(2), 4A(3) or 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, in the case of any prepayment pursuant to paragraph 4A(1), 4A(2) or 4A(3), all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B) according to the respective unpaid principal amounts thereof.

4E. Retirement of Notes.  The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A or 4B, or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions.  Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

5. AFFIRMATIVE COVENANTS.  During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, each of Holdings and the Company covenants as follows:

5A. Financial Statements.  Holdings and the Company covenant that they will deliver to each holder of the Notes:

(i)   as soon as practicable and in any event within the earlier to occur of 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year or the date on which another creditor of Holdings or the Company first receives such information, consolidated statements of income and cash flows of Holdings and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of Holdings, subject only to changes resulting from year-end adjustments; provided that such quarterly financial statements may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Holdings posts such documents, or provides a link thereto, on Holdings’ website;

(ii)   as soon as practicable and in any event within the earlier to occur of 120 days after the end of each fiscal year or the date on which another creditor of Holdings or the Company first receives such information, consolidated statements of income and cash flows of Holdings and its Subsidiaries for such year and a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Required Holder(s) and certified by independent public accountants of recognized standing whose opinion shall be unqualified and otherwise satisfactory in scope and substance to the Required Holder(s), provided that such opinion shall be deemed otherwise satisfactory if prepared and rendered in accordance with GAAP and generally accepted auditing standards; provided that such annual financial statements may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which Holdings posts such documents, or provides a link thereto, on Holdings’ website;

(iii)   promptly upon transmission thereof, copies of all such financial, proxy and information statements, notices and other reports as are sent to Holdings’ stockholders and copies of all registration statements (with such exhibits as any holder reasonably requests) and all reports which are filed with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv)   promptly upon receipt thereof, a copy of each other material report submitted to Holdings or any of its Subsidiaries by independent accountants in connection with any material annual, interim or special audit made by them of the books of Holdings or such Subsidiary pursuant to a request by Holdings’ Board of Directors;

(v)   promptly after the furnishing thereof, copies of any certificate, statement or report furnished to any other holder of the debt securities of Holdings or the Company pursuant to the terms of any indenture, loan, credit or similar agreement or instrument and not otherwise required to be furnished to the holders of the Notes pursuant to any other clause of this paragraph 5; and

(vi)   with reasonable promptness, such other financial data (including without limitation the information specified in paragraph 5E(ii)) as any holder of Notes may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, Holdings and the Company will deliver to each holder of Notes an Officer’s Certificate (a) setting forth computations showing (non)compliance with (I) the covenants in paragraphs 6A(1), 6A(2), 6A(3), 6A(4), 6A(5), 6B(2)(iii), 6B(2)(iv), 6B(3)(iv) and 6B(3)(v), (II) in the event the Company elects to have an appraisal performed in accordance with the definition of Appraised Value, as provided in the definition of Total Adjusted Asset Value, the covenant in paragraph 6A(6), and (III) any Incorporated Term requiring a calculation in order to determine compliance with such term (including with respect to each such covenant described in this clause (a), where applicable, a reconciliation from GAAP, as reflected in the financial statements then being furnished, to the calculation of such financial covenants, after giving effect to any change in accounting for Capitalized Lease Obligations which has occurred after the Initial Closing Day), and (b) stating that to the best of his or her knowledge, after due inquiry, there exists no Default or Event of Default, or if any such Default or Event of Default exists, specifying the nature and period of existence thereof and what action Holdings and the Company propose to take with respect thereto.

Holdings and the Company also covenant that forthwith upon a Responsible Officer obtaining actual knowledge of an Event of Default or Default, they will deliver to each holder of Notes an Officer’s Certificate specifying the nature and period of existence thereof and what action Holdings and the Company propose to take with respect thereto.

5B. Inspection of Property.  Holdings and the Company covenant that they will permit any employees or designated representatives of Prudential, any Prudential Affiliate or any other holder of Notes in an original principal amount in excess of $5,000,000, at such Person’s expense, to visit and inspect any of the properties of Holdings and its Subsidiaries, to examine their books and financial records and to make copies thereof or extracts therefrom and to discuss their affairs, finances and accounts with the Responsible Officers and Holdings’ and the Company’s independent certified public accountants, all at such times as the Company and such Person reasonably agree and as often as such Person may reasonably request; provided that a Responsible Officer of the Company shall have reasonable prior notice of, and may elect to be present during, discussions with the Company’s independent public accountants.

5C. Covenant to Secure Notes Equally.  Each of Holdings and the Company covenants that, if it or any of its Subsidiaries shall create, assume or otherwise incur any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6B(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 12C), Holdings will make, or will cause its Subsidiaries to make, effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

5D. Information Required by Rule 144A.  Each of Holdings and the Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as Holdings or the Company, as applicable, is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act.  For the purpose of this paragraph 5D, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5E. Maintenance of Properties; Insurance.  Each of Holdings and the Company covenants that it and each Subsidiary will (i) maintain or cause to be maintained in good repair, working order and condition all material properties used or useful at that time in its business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (ii) maintain insurance with reputable and financially sound insurers in such amounts and against such liabilities and hazards as is customarily maintained by other companies operating similar businesses.

5F. Environmental and Safety Laws.  (i)  Each of Holdings and the Company covenants that it will deliver promptly to each Significant Holder notice of (a) any material enforcement, cleanup, removal or other material governmental or regulatory action instituted or, to Holdings’ or the Company’s best knowledge, threatened against Holdings or the Company or any Significant Subsidiary pursuant to any Environmental and Safety Laws, (b) all material Environmental Liabilities and Costs against or in respect of the Property, Holdings, the Company or any Significant Subsidiary and (c) Holdings’ or the Company’s or any Significant Subsidiary’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that Holdings, the Company or such Significant Subsidiary has reason to believe could cause such Property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.

(ii)   Each of Holdings and the Company covenants that it will, and will cause each of its Significant Subsidiaries to, keep and maintain the Property and conduct its and their operations in compliance with all applicable Environmental and Safety Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5G. Guarantors.  Each of Holdings and the Company covenants that concurrently with any such time as any Person becomes a guarantor or other obligor under any Principal Credit Facility (other than a Principal Credit Facility under which one or more Foreign Subsidiaries are the primary obligors), the Company shall cause such Person to (i) become a party to the Multiparty Guaranty by executing and delivering to the holders of the Notes a Joinder Agreement, and (ii) deliver to the holders of the Notes such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope similar to those delivered on the Initial Closing Day with respect to Holdings or otherwise reasonably satisfactory to the Required Holders.

5H. Certain Other Provisions.  Each of Holdings and the Company covenants that if at any time a Principal Credit Facility of Holdings, the Company or any of their respective Subsidiaries includes (a) any one or more covenants or events of default that are not provided in this Agreement or (b) any one or more covenants or events of default that are more restrictive than the same or similar covenants or events of default provided in this Agreement, then such additional or more restrictive covenants or events of default (each, an “Incorporated Term”) will automatically be incorporated into this Agreement (but, for the avoidance of doubt, in the course of the incorporation into this Agreement of any Incorporated Term the scope and meaning of such Incorporated Term will not change) and, once incorporated, may not thereafter be modified except pursuant to the requirements of paragraph 12C, provided that the immediately preceding clauses (a) and (b) shall exclude any covenants or events of default primarily relating to collateral, provided further that:  (i) if any Principal Credit Facility is either (x) terminated or (y) reduced to an aggregate principal or commitment amount of less than $40,000,000, in each case, at a time when no event of default exists and no waiver is in effect under any Incorporated Term of such Principal Credit Facility, then any and all Incorporated Terms previously incorporated by reference from such Principal Credit Facility shall, upon such termination or reduction, as the case may be, automatically no longer be incorporated into this Agreement; (ii) if Prudential and Prudential Affiliates at any time hold less than 50% of the total outstanding principal amount of all Notes, then (I) any and all Incorporated Terms previously incorporated by reference from any Principal Credit Facility other than the Bank Credit Agreement and (II) any and all Incorporated Terms previously incorporated by reference from the Bank Credit Agreement other than financial covenants shall, in the case of each of clause (I) and clause (II), on and after such time, automatically no longer be incorporated into this Agreement; and (iii) if the aggregate principal amount of all Notes held by Prudential and Prudential Affiliates at any time is equal to or less than $75,000,000 and if such amount then represents 35% or less of the aggregate principal or commitment amount of all unsecured credit facilities of the Company at such time, then any and all Incorporated Terms previously incorporated by reference from any Principal Credit Facility other than the Bank Credit Agreement shall, on and after such time, automatically no longer be incorporated into this Agreement.

5I. Appraisal Requirement.  If the Company elects to have an appraisal performed for the purposes of determining the Appraised Value, such appraisal, and the resulting Appraised Value reflected therein, shall be updated no less frequently than every 24 months.

6. NEGATIVE COVENANTS.  During the Issuance Period and so long thereafter as any Note or amount due hereunder is outstanding and unpaid, each of Holdings and the Company covenants as follows:

6A. Financial Covenants.  Holdings will not permit:

6A(1). Minimum Consolidated Shareholders’ Equity.  Consolidated Shareholders’ Equity at any time to be less than the sum of (a) the amount equal to 70% of Consolidated Shareholders’ Equity (based on the consolidated financial statements for the Company as of March 31, 2012, prepared on a pro-forma basis after giving effect to the consummation of the Restructuring and Spin-Off, which amount in no event shall be less than $612,000,000), plus (b) to the extent positive, 25% of Consolidated Net Income for each fiscal quarter ended after March 31, 2012 (such required minimum consolidated shareholders’ equity amount not to be reduced by any consolidated net loss during any such fiscal quarter).

6A(2). Fixed Charge Coverage Ratio.  The ratio of Adjusted EBITDA to Fixed Charges to be less than 1.50 to 1.00 at the end of any fiscal quarter.

6A(3). Debt to Total Adjusted Asset Value.  The ratio of the consolidated Debt of Holdings and its Subsidiaries to Total Adjusted Asset Value at any time to exceed 0.50 to 1.00.

6A(4). Unencumbered Income Producing Assets Value to Unsecured Debt.  The ratio of Unencumbered Income Producing Assets Value to Unsecured Debt at any time to be less than 1.75 to 1.00.

6A(5). Priority Debt.  The aggregate principal amount of Priority Debt at any time to exceed 20% of the Total Adjusted Asset Value at such time.

6A(6). Minimum Unencumbered Fixed Charge Coverage Ratio.  In the event the Company elects to have an appraisal performed in accordance with the definition of Appraised Value, as provided in the definition of Total Adjusted Asset Value, Holdings and its Subsidiaries shall maintain, at the end of each fiscal quarter to occur after the fiscal quarter in which an Appraised Value from such appraisal was used, a minimum Unencumbered Fixed Charge Coverage Ratio of at least 1.50 to 1.00.

For purpose of each of paragraph 6A(3) and paragraph 6A(5), at Holdings’ option, (a) nonrecourse debt of Holdings or its Subsidiaries with respect to Development Real Properties owned by Holdings or such Subsidiary may be excluded from the calculation of Debt (solely for purpose of paragraph 6A(3)) and Priority Debt (solely for purpose of paragraph 6A(5)) and (b) in each case the Applicable Value (as defined below) of the associated Development Real Properties of Holdings or such Subsidiary shall be excluded from the calculation of Total Adjusted Asset Value; provided that:  (i) if the amount of such excluded nonrecourse debt exceeds 70% of the book value of the associated Development Real Properties, then Holdings may not elect to exclude the amount of such nonrecourse debt from the calculation of Debt and Priority Debt unless the amount of such excluded nonrecourse debt is equal to or less than 70% of the Appraised Value of the associated Development Real Properties (the book value of the associated Development Real Properties (if the amount of such excluded nonrecourse debt is equal to or less than 70% of the book value of the associated Development Real Properties) or the Appraised Value of the associated Development Real Properties (if the amount of such excluded nonrecourse debt exceeds 70% of the book value of the associated Development Real Properties but is equal to or less than 70% of the Appraised Value of the associated Development Real Properties), as applicable, being referred to as the “Applicable Value”); (ii) the aggregate amount of nonrecourse debt excluded shall not at any time exceed 15% of the consolidated total assets of Holdings and its Subsidiaries (less cash, cash equivalents, marketable securities, goodwill, non-controlling interest and pension assets) in accordance with GAAP for the most recent fiscal quarter with respect to which financial statements are required to be delivered pursuant to paragraph 5A(i) or (ii); and (iii) the exclusion of the Applicable Value of the associated Development Real Properties from Total Adjusted Asset Value referred to in clause (b) of this sentence shall be calculated only after giving effect to the reduction, if any, in Total Adjusted Asset Value required by the proviso in clause (c) of the definition of “Total Adjusted Asset Value.”  For purposes of this paragraph, “nonrecourse debt” shall include fully recourse mortgage and similar financings obtained by a Subsidiary of the Company if the mortgaged real property constitutes substantially all of the assets of such Subsidiary.

For purposes of all calculations made under the financial covenants set forth in paragraph 6A for an applicable period, (i) if during such period Holdings, the Company or any other Subsidiary shall have consummated an acquisition of a Significant Subsidiary or a Significant Line of Business, (x) Adjusted EBITDA and EBITDA (as such term is defined in the definitions of “Total Adjusted Asset Value” and “Unencumbered Income Producing Assets Value”), as applicable, for such period shall be calculated after giving pro-forma effect thereto as if such transaction occurred on the first day of such period; provided, that if the aggregate purchase price for any such acquisition is greater than or equal to $25,000,000, Adjusted EBITDA and EBITDA (as such term is defined in the definitions of “Total Adjusted Asset Value” and “Unencumbered Income Producing Assets Value”), as applicable, shall only be calculated on a pro-forma basis to the extent such pro-forma calculations are based on audited financial statements or other financial statements reasonably satisfactory to the Required Holders and (y) any Debt incurred or assumed by any Credit Party or Subsidiary (including the Person or property acquired) in connection with such transaction and any Debt of the Person or property acquired which is not retired in connection with such transaction (1) shall be deemed to have been incurred as of the last day of the previous period and (2) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this paragraph determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination, (ii) if during such period Holdings, the Company or any other Subsidiary shall have consummated a disposition of all or substantially all of the assets of Holdings, the Company or any other Subsidiary or of a majority of the equity interests of a Subsidiary or of a Significant Line of Business, (x) Adjusted EBITDA and EBITDA (as such term is defined in the definitions of “Total Adjusted Asset Value” and “Unencumbered Income Producing Assets Value”), as applicable, for such period shall be calculated after giving pro-forma effect thereto as if such transaction occurred on the last day of the previous period and (y) any Debt which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the last day of the previous period, and (iii) if the calculation for any period includes a period prior to the consummation of the Reorganization, (x) Adjusted EBITDA and EBITDA (as such term is defined in the definitions of “Total Adjusted Asset Value” and “Unencumbered Income Producing Assets Value”), as applicable, for such period shall be calculated after giving pro-forma effect thereto as if the Reorganization occurred on the first day of such period and (y) any Debt which is retired in connection with the Reorganization shall be excluded and deemed to have been retired as of the last day of the previous period, so long as, in each case for clauses (i), (ii) and (iii) above, such pro-forma calculations are acceptable to the Required Holders.

6B. Lien and Other Restrictions.  Neither Holdings nor the Company will, or will permit its Subsidiaries to:

6B(1). Liens.  Create, assume or suffer to exist at any time any Lien on or with respect to any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5C hereof), except:

(i)   Liens for taxes not yet delinquent or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(ii)   Liens (other than Liens pursuant to ERISA) incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of its property or assets, taken as a whole, or materially impair the use thereof in the operation of its business;

(iii)   Liens securing Debt between Subsidiaries or owing to the Company by a Subsidiary;

(iv)   Liens (other than as specified in clauses (i) - (iii) above) of the Company and Subsidiaries in existence on the Initial Closing Day as set forth in Schedule 6B(1);

(v)   subject to compliance with paragraph 6A(5), Liens securing Debt other than as set forth in the foregoing clauses (i) - (iv), provided that:  (a) there shall not exist any Lien of any kind on the shares of the Voting Stock of any Subsidiary unless Holdings and Subsidiaries continue to own shares of Voting Stock of such Subsidiary which are not subject to any Lien and which represent a majority of the Voting Stock of such Subsidiary; and (b) neither Holdings nor the Company shall secure or permit to be secured any Principal Credit Facility unless the Notes and this Agreement are simultaneously secured pursuant to terms and provisions, including an intercreditor agreement, reasonably satisfactory to the Required Holders; provided, however, that (1) if such Principal Credit Facility is either (x) terminated, or (y) reduced to an aggregate principal or commitment amount of less than $40,000,000, in each case, at a time when no Event of Default exists and no waiver is in effect under this Agreement, then the Notes and this Agreement shall no longer be secured by the collateral securing such Principal Credit Facility and the Purchasers agree to take any and all actions reasonably requested by the Company (at the Company’s sole expense) in order to release the security interest, and (2) if any Liens on assets securing such Principal Credit Facility are released at a time when no Event of Default exists and no waiver is in effect under this Agreement, then such assets shall no longer secure the Notes and this Agreement and the Purchasers agree to take any and all action reasonably requested by the Company (at the Company’s sole expense) in order to release such Liens.  Notwithstanding anything to the contrary herein, for purposes of clause (b) of the first proviso of this paragraph 6B(1)(v), clause (b) of the definition of Principal Credit Facility shall exclude all mortgage financings not in excess of the amount permitted to be outstanding pursuant to paragraph 6A(5);

(vi)   materialmen’s, mechanic’s, carrier’s, repairmen’s, warehousemen’s and judgment Liens (but, in the case of judgment Liens, only to the extent not constituting an Event of Default under paragraph 7A(xiii)), Liens arising by operation of law and other similar Liens;

(vii)   utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Holdings or the Subsidiaries;

(viii)   Liens (other than any Lien imposed by ERISA) arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation,

(ix)   deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(x)   subject to compliance with paragraph 6A(5), Liens arising in connection with any capital lease transactions; provided that no such Lien shall extend to or cover any assets other than the assets subject to the applicable capital lease transaction; and

(xi)   Liens securing commercial letters of credit (other than any such letters of credit issued pursuant to the Bank Credit Agreement); provided that no such Lien shall extend to or cover any assets of Holdings or any of its Subsidiaries other than the inventory (and bills of lading and other documents related thereto) being financed by any such commercial letters of credit.

6B(2). Loans and Advances.  Make or permit to remain outstanding at any time any loan or advance to any Person, except that (a) Holdings may make loans or advances to the Company and (b) the Company and its Subsidiaries may:

(i)   subject to paragraph 6A(5), make or permit to remain outstanding loans and advances to the Company and Subsidiaries;

(ii)   make or permit to remain outstanding travel and other like advances and customary employee benefits in reasonable amounts to employees in the ordinary course of business;

(iii)   make or permit to remain outstanding purchase money loans to Third Parties to whom it sells real property in the ordinary course of its Property Development Activities and its Property Management Business, provided that the aggregate amount of all such purchase money loans may not exceed at any one time an amount equal to 15% of the Consolidated Total Assets of Holdings at the end of the fiscal quarter most recently ended as of any date of determination (or 15% of the Consolidated Total Assets of the Company, if such fiscal quarter is the fiscal quarter ended March 31, 2012);

(iv)   make or permit to remain outstanding other Third Party loans and advances on standard arm’s-length terms, all such loans and advances not to exceed an aggregate of $50,000,000 at any time outstanding; and

(v)   make advances of payroll payments to employees in the ordinary course of business.

6B(3). Merger and Sale of Assets.  Merge with or into or consolidate with any other Person or sell, lease, transfer or otherwise dispose of its assets, except that:

(i)   any Subsidiary may merge with the Company, so long as the Company is the surviving Person;

(ii)   any Subsidiary may merge with another Subsidiary, or sell, lease, transfer or otherwise dispose of its assets to another Subsidiary or to the Company;

(iii)   the Company or any Subsidiary may sell, exchange, lease, transfer or otherwise dispose of assets (other than Undeveloped Land) in the ordinary course of business;

(iv)   the Company or any Subsidiary may sell, lease, transfer or otherwise dispose of assets (other than Undeveloped Land) to Third Parties so long as (A) the fair market value thereof on the date sold, leased, transferred or otherwise disposed of, together with the fair market value of all other assets sold, leased, transferred or otherwise disposed of to Third Parties pursuant to this clause (iv) within the prior 12 months, does not represent more than 20% of the Consolidated Total Assets of Holdings at the end of the fiscal quarter most recently ended as of any date of determination (or 20% of the Consolidated Total Assets of the Company, if such fiscal quarter is the fiscal quarter ended March 31, 2012) and (B) such assets, together with all other assets sold or otherwise disposed of to Third Parties pursuant to this clause (iv) since the beginning of the most recently ended fiscal year, did not contribute more than 10% of Adjusted EBITDA determined as of the most recent fiscal quarter with respect to which financial statements are required to be delivered pursuant to paragraph 5A(i) or (ii); provided that, notwithstanding the applicable limitations appearing in clauses (A) and (B), above, sales or dispositions in excess thereof in a twelve month period may be made for cash if the proceeds of each such excess sale or disposition (net of taxes thereon) are fully utilized in the acquisition of Permitted Assets and/or applied to the repayment of Permitted Debt, in each case within 365 days from the date of such sale or disposition;

(v)   the Company or any of its Subsidiaries may (A) engage in Code §1031 like-kind exchanges with respect to Undeveloped Land, and (B) sell, lease, transfer or otherwise dispose of Undeveloped Land to (1) the Company or any of its Subsidiaries, (2) a Person which is not (and after giving effect thereto will not be) a Subsidiary, solely in exchange for an equity interest in such Person (unless at the time thereof the intention was that such Person would sell such land in its undeveloped state or that any proceeds would be received on or with respect to such equity interest prior to the time such land is developed for commercial or residential purposes), or (3) Third Parties; provided that if in any twelve month period the aggregate fair market value of Undeveloped Land which is sold, leased, transferred or otherwise disposed of pursuant to this clause (3), is greater than $100,000,000, then, within 365 days from the date of each sale, lease, transfer or other disposition which resulted in the $100,000,000 threshold being exceeded, an amount equal to such excess, net of taxes thereon, shall be fully utilized in the acquisition of Permitted Assets and/or applied to the repayment of Permitted Debt; and

(vi)   the Company may merge or consolidate with another corporation or other Person if (A) the Company will be the continuing or surviving entity and (B) no Default or Event of Default would exist immediately after giving effect to such merger or consolidation.

6B(4). Transactions with Holders of Partnership or Other Equity Interests.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise (i) any Affiliate (other than in the capacity of an employee, director or officer), or (ii) any Person owning, beneficially or of record, directly or indirectly, 5% or more of the outstanding voting stock of Holdings or the Company or any executive officer (as such term is defined under the Exchange Act) of Holdings or the Company (other than in such Person’s capacity as an employee); provided, however, that such acts and transactions may be performed or engaged in if (a) they are entered into upon terms no less favorable to Holdings, the Company or such other Subsidiary than if no such relationship described in clauses (i) or (ii) above existed and such acts or transactions are otherwise permitted by this Agreement, (b) they are acts and transactions in which the only consideration given by Holdings or any of its Subsidiaries is the issuance by Holdings of its capital stock, (c) they are between Holdings and/or any of its wholly-owned Subsidiaries, (d) they are otherwise permitted under paragraph 6C hereof or (e) they constitute all or a part of the Reorganization.

6C. Restricted Payments.  Holdings covenants that it will not declare or pay any dividend or other distribution on any class of its capital stock or other equity interests, redeem or repurchase any such interests or make any other distribution on account of any such interests (all of the foregoing being “Restricted Payments”) except that Holdings may make a Restricted Payment in any amount so long as (i) no Default or Event of Default shall then exist or would exist after giving effect to any such Restricted Payment and (ii) any such Restricted Payment will not violate any applicable law or regulation.

6D. Terrorism Sanctions Regulations.  Each of Holdings and the Company covenants that it will not and will not permit any Affiliated Entity to (i) become an OFAC Listed Person or (ii) have any investments in, or engage in any dealings or transactions with, any Blocked Person.

7. EVENTS OF DEFAULT.

7A. Acceleration.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)   the Company defaults in the payment of (a) any principal of, or Yield-Maintenance Amount on, any Note, or (b) any interest on or any other amount payable hereunder or under any other Transaction Document for more than five days after the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii)   Holdings, the Company or any other Subsidiary defaults in any payment of principal of, or premium or interest on, any obligation for money borrowed (or of any obligation under a conditional sale or other title retention agreement or of any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or of any obligation under notes payable or drafts accepted representing extensions of credit) other than the Notes beyond any period of grace provided with respect thereto, or Holdings, the Company or any other Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement (or any other event thereunder or under any such agreement occurs and is continuing) and the effect of such payment default or other failure or event is to cause or to permit the holder or holders of such obligation to cause, such obligation to become due (or to become subject to required repurchase by Holdings, the Company or any other Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default shall occur or such a failure or other event causing or permitting acceleration (or required repurchase by Holdings, the Company or any other Subsidiary) shall occur exceeds $15,000,000; or

(iii)   any representation or warranty made by any Credit Party herein or in any other Transaction Document by such Credit Party or any of its officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or

(iv)   Holdings or the Company fails to perform or observe any Incorporated Term (if such term has no grace period associated therewith) or fails to perform any agreement contained in paragraphs 5A(i), 5A(ii), 5C, 5G, 5H or 6 hereof; or

(v)   any Credit Party fails to perform or observe any Incorporated Term which has a grace period associated therewith and such failure shall not be remedied within the applicable grace period, or fails to perform or observe any agreement, term or condition contained herein (other than those set forth in paragraphs 5A(i), 5A(ii), 5C, 5G, 5H or 6 hereof) or in any other Transaction Document and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

(vi)   Holdings, the Company or any Significant Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(vii)   any decree or order for relief in respect of Holdings, the Company or any Significant Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(viii)   Holdings, the Company or any Significant Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of Holdings, the Company or any such Significant Subsidiary, or of any substantial part of the assets of Holdings, the Company or any such Significant Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Significant Subsidiary) relating to Holdings, the Company or any Significant Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(ix)   any petition or application of the type described in clause (viii) of this paragraph 7A is filed, or any such proceedings are commenced, against Holdings, the Company or any Significant Subsidiary and Holdings, the Company or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 45 days; or

(x)   any order, judgment or decree is entered in any proceedings against Holdings, the Company or any Significant Subsidiary decreeing the dissolution of Holdings, the Company or such Significant Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 45 days; or

(xi)   any order, judgment or decree is entered in any proceedings against Holdings, the Company or any Significant Subsidiary decreeing a split-up of Holdings, the Company or such Significant Subsidiary which requires the divestiture of (A) assets representing a substantial part, or the stock of, or other ownership interest in, a Significant Subsidiary whose assets represent a substantial part of the Consolidated Total Assets of Holdings or (B) assets or the stock of or other ownership interest in a Significant Subsidiary that has contributed a substantial part of Consolidated Net Income for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 45 days; or

(xii)   (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified Holdings, the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (c) the aggregate amount under all Plans of the fair market value of the assets (within the meaning of Section 303 of ERISA) is less than 70% of the “Funding Target” (within the meaning of Section 303 of ERISA), (d) Holdings, the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) Holdings, the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) Holdings, the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of Holdings, the Company or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect of the type described in clause (a) or (b) of the definition thereof; or

(xiii)   any judgment or decree in the amount of $25,000,000 or more shall be entered against Holdings, the Company or any of the other Subsidiaries that is not paid or fully covered (beyond any applicable deductibles) by insurance and such judgment or decree shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(xiv)   any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all obligations evidenced by the Notes and under the other Transaction Documents, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Transaction Document; or any Credit Party denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or

(xv)   any Change of Control shall occur;

then (a) if such event is an Event of Default specified in clause (vii), (viii) or (ix) of this paragraph 7A with respect to Holdings or the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Yield-Maintenance Amount with respect thereto, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (b) with respect to any event constituting an Event of Default, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

7B. Rescission of Acceleration.  At any time after all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 12C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement (as this Agreement pertains to the Notes).  No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C. Notice of Acceleration or Rescission.  Whenever any Note or Notes shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D. Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, such Note and the other Transaction Documents by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Document.  No remedy conferred in this Agreement or any other Transaction Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES.  Each of Holdings and the Company represents, covenants and warrants as follows, immediately before and immediately after giving effect to the consummation of each of the Reorganization and the Initial Closing, and at each other time the following representations, covenants and warranties are required to be made pursuant to the other provisions of this Agreement:

8A. Organization.  Each Credit Party and each Significant Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization.  Each Credit Party and each Significant Subsidiary has the full power and authority to own its properties and to carry on its business as now being conducted, and is duly qualified in every state where the nature of its business requires that it do so, and is in good standing under the laws of every jurisdiction outside the state of its organization in which it owns or leases property or conducts business and in which the failure to so qualify would have a Material Adverse Effect.  Each Credit Party and each Significant Subsidiary has complied in all material respects with (or is exempt from the application of) all material federal, state and local laws, regulations and orders that are, or in the absence of any exemption could be, applicable to the operations of its business, including public utility, bank holding company, state agricultural and Environmental and Safety Laws, in each case except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party has full power, authority and right to execute and deliver, and to perform and observe, the provisions of the Transaction Documents to which it is a party and to carry out the transactions contemplated by such Transaction Documents.  The execution, delivery and performance of this Agreement and the Notes to be issued hereunder by the Company has been authorized by all necessary corporate, limited liability company and other action, and, when duly executed and delivered, will be the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.  The execution, delivery and performance of this Agreement by each Credit Party (other than the Company) has been authorized by all necessary corporate and other action, and, when duly executed and delivered, will be the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms.

8B. Financial Statements.  The Company has, and after the Initial Closing Day Holdings and the Company have, furnished each Purchaser of any Notes with the following financial statements, identified by a Responsible Officer of the Company (or Holdings and the Company, as applicable):  (i) consolidated balance sheets of the Company and its Subsidiaries (or, for fiscal years ending after the Initial Closing Day, Holdings and its Subsidiaries) as of the last day in each of the two fiscal years of the Company (or Holdings, as applicable) most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries (or Holdings and its Subsidiaries, as applicable) for each such year, certified by Deloitte & Touche (or such other accounting firm of recognized national standing); (ii) consolidated balance sheets of the Company and its Subsidiaries (or, for fiscal quarters ending after the Initial Closing Day, Holdings and its Subsidiaries) as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries (or Holdings and its Subsidiaries, as applicable) for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, in each case prepared by the Company or Holdings, as applicable; and (iii) the pro forma financial statements contained in Holdings’ Amendment No. 2 to Form 10 filed on May 21, 2012.  Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries (or Holdings and its Subsidiaries, as applicable) required to be shown in accordance with such principles.  The balance sheets fairly present the condition of the Company and its Subsidiaries (or Holdings and its Subsidiaries, as applicable) as at the dates thereof, and the statements of income, shareholders’ equity and cash flows fairly present the results of the operations and cash flows of the Company and its Subsidiaries (or Holdings and its Subsidiaries, as applicable) for the periods indicated.  In the case of any Closing Day occurring after the Initial Closing Day, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect since the end of the most recent fiscal year for which such audited financial statements had been furnished at the time of the Acceptance with respect to the Notes to be issued on such Closing Day.

8C. Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of Holdings or the Company, threatened against Holdings, the Company or any other Subsidiary or any properties or rights of Holdings, the Company or any other Subsidiary, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any Material Adverse Effect.

8D. Outstanding Debt.  None of Holdings, the Company or any Subsidiary has any Debt outstanding that would cause Holdings or the Company not to be in compliance with paragraphs 6A(3), 6A(4) or 6A(5).  There exists no event of default under the provisions of any instrument evidencing any such Debt or of any agreement relating thereto.

8E. Title to Properties.  Each Credit Party and each Significant Subsidiary has such title to its properties and assets as is appropriate and sufficient for the conduct of the business which such Credit Party or such Significant Subsidiary presently undertakes or contemplates undertaking, except where the lack thereof could not reasonably be expected to result in a Material Adverse Effect.  There are no Liens on such properties and assets that (i) materially restrict such Credit Party’s or such Significant Subsidiary’s intended use and enjoyment thereof in the ordinary course of business or (ii) are not permitted by paragraph 6B(1).  There is no default, nor any event that, with notice or lapse of time or both, would constitute such a default under any lease to which any Credit Party or any such Significant Subsidiary is a lessee, lessor, sublessee or sublessor, except to the extent any of the foregoing defaults could not reasonably be expected to result in a Material Adverse Effect.

8F. Taxes.  Holdings, the Company and each other Significant Subsidiary has filed all material tax and informational returns which are required to be filed by it.  Holdings, the Company and each other such Subsidiary has paid all material taxes as shown on its returns and on all assessments received to the extent that such taxes have become due, except such assessments as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.  Holdings, the Company and the other Subsidiaries do not have any unpaid tax obligations which collectively could reasonably be expected to have a Material Adverse Effect.

8G. Conflicting Agreements and Other Matters.  None of the execution and delivery of this Agreement, the Notes or any other Transaction Document, the offering, issuance and sale of the Notes, the fulfillment of and compliance with the terms and provisions of this Agreement, the Notes and the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of Holdings, the Company or any other Subsidiary pursuant to, their respective articles or incorporation or bylaws (or other comparable governing documents, as applicable), any award of any arbitrator or any agreement, instrument, order, judgment, decree, and, after due investigation and to Holdings’ and the Company’s best knowledge, any statute, law, rule or regulation to which Holdings, the Company or any other Subsidiary is subject.

8H. Offering of the Notes.  Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person or Persons other than Prudential and the Purchasers, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or blue sky law of any applicable jurisdiction.

8I. Regulation U, Etc.  The amount of all securities that Holdings and its Subsidiaries together own that constitute “margin stock” (as defined in Regulation G (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”)) does not exceed 25% of Consolidated Total Assets of Holdings.  None of the proceeds of the Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U.  Neither Holdings or the Company nor any agent acting on their behalf has taken or will take any action which might cause this Agreement, the Notes or any other Transaction Document to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J. ERISA.

           (a)           Holdings, the Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  None of Holdings, the Company or any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by Holdings, the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of Holdings, the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 430 or 436 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of Holdings and its Subsidiaries, taken as a whole.

           (b)           the aggregate amount under all Plans of the fair market value of the assets (within the meaning of Section 303 of ERISA) is not less than 70% of the “Funding Target” (within the meaning of Section 303 of ERISA).

           (c)           Holdings, the Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of Holdings and its Subsidiaries, taken as a whole.

           (d)           The expected postretirement benefit obligation (determined as of the last day of Holdings’ most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of Holdings and its Subsidiaries is not material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of Holdings and its Subsidiaries, taken as a whole.

           (e)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by Holdings and the Company to each Purchaser in the first sentence of this paragraph 8J(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in paragraph 9B as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

8K. Governmental Consent.  None of Holdings, the Company or any other Subsidiary, nor any of their respective businesses or properties, nor any relationship between Holdings, the Company or any other Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by, notice to or filing with any court, administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state blue sky authorities) in connection with (i) the execution and delivery of this Agreement and any other Transaction Documents, (ii) the offering, issuance, sale or delivery of the Notes or (iii) fulfillment of or compliance with the terms and provisions of this Agreement, any other Transaction Document and the Notes.

8L. Utility Company Status.  (i)  Neither Holdings or the Company nor any entity which is directly or indirectly owned, held, or controlled to the degree of ten percent or more (with the power to vote) by Holdings or the Company is any of:  (a) a “public utility,” as that term is defined under the Federal Power Act, as amended, and the regulations thereunder (together, the “FPA”); or (b) a “natural gas company,” as that term is defined under the Natural Gas Act, as amended, and the regulations thereunder; or (c) subject to regulation either as a “public utility,” or as an “affiliated interest” with or of a “public utility,” under the law of the state of Hawaii.

(ii)   The issuance by the Company of the Notes does not violate the FPA or any Hawaii state law or regulation with respect to “public utilities.”  Neither Holdings nor the Company (taken together with any entity which is directly or indirectly owned, held, or controlled to the degree of ten percent or more (with the power to vote)) is in violation of the FPA or any Hawaii state law or regulation with respect to “public utilities,” except any violations which, individually or in aggregate, would not result in a Material Adverse Effect, or would not impair the ability or right of any Credit Party to perform its obligations with respect to the Transaction Documents.  Holdings, the Company and the other Subsidiaries are not in receipt of any notice, assertion or claim that any of them (or any other entity referenced in the immediately preceding sentence) is in violation of the FPA or any Hawaii state or regulation with respect to “public utilities.”

8M. Investment Company Status.  Neither Holdings nor the Company is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

8N. Real Property Matters.  Except as could not reasonably be expected to have a Material Adverse Effect:  (a) each Credit Party and each Significant Subsidiary has, or is in the process of procuring, for the real property which it owns or uses, such authorizations, consents, approvals, licenses and permissions (collectively, “Consents”) that such Credit Party or such Significant Subsidiary believes or has been advised by counsel to be now necessary for it to own, hold, develop, use or operate such real property in its current or intended manner, all in material compliance with applicable laws and regulations; and (b) no Credit Party nor any Significant Subsidiary has received any notice that any such Consent is necessary which has not been obtained, or is in the process of being obtained, other than applications for the same that have been or will be timely filed and are being or will be diligently pursued with the appropriate Governmental Authorities and agencies.

8O. Possession of Franchises, Licenses, Etc.  Except as could not reasonably be expected to have a Material Adverse Effect:  (i) Holdings, the Company and the other Subsidiaries possess all franchises, certificates, licenses, development and other permits and other authorizations from governmental political subdivisions or regulatory authorities and all patents, trademarks, service marks, trade names, copyrights, licenses, easements, rights of way and other rights, free from burdensome restriction, that are necessary in the judgment of Holdings and the Company in any respect for the ownership, maintenance and operation of their business, properties and assets; (ii) none of Holdings, the Company nor any of the other Subsidiaries is in violation of any such rights; and (iii) no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, or which adversely affect the rights of Holdings, the Company or the other Subsidiaries thereunder.

8P. Environmental and Safety Matters.  Holdings, the Company and the other Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all Environmental and Safety Laws except where failure to comply would not result in a Material Adverse Effect.

8Q. Hostile Tender Offers.  None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

8R. Employee Relations.  None of Holdings, the Company or any other Subsidiary is the subject of (i) any strike, work slowdown or stoppage, union organizing drive or other similar activity or (ii) any action, suit, investigation or other proceeding involving alleged employment discrimination, unfair termination, employee safety or similar matters that in either case could reasonably be expected to have a Material Adverse Effect or, to the best knowledge of Holdings and the Company, is any such event imminent or likely to occur.

8S. Regulations and Legislation.  To the best knowledge of Holdings and the Company, no law, regulation, interpretation or legislation has been enacted or issued or is likely to be enacted or issued, that would reasonably be expected to have a Material Adverse Effect.

8T. Foreign Assets Control Regulations, Etc.

(i) None of Holdings, the Company or any Affiliated Entity is (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (b) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC, currently Iran, Sudan, Cuba, Burma, Syria and North Korea (each OFAC Listed Person and each other entity described in clause (b), a “Blocked Person”).

(ii) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Affiliated Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(iii) To the actual knowledge of the chief executive officer and the Responsible Officers of Holdings and the Company, none of Holdings, the Company or any Affiliated Entity (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (b) has been assessed civil penalties under any Anti-Money Laundering Laws or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.  Each of Holdings and the Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that Holdings, the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(iv) No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage.  Each of Holdings and the Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that Holdings, the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

8U. Disclosure.  Neither this Agreement nor any other document, certificate or statement furnished to Prudential or any Purchaser by or on behalf of Holdings or the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.  There is no fact peculiar to Holdings or the Company or any other Subsidiary which materially adversely affects, or in the future may (so far as Holdings or the Company can now foresee) materially adversely affect, the consolidated business, property, assets, prospects or financial condition of Holdings and the Subsidiaries and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to each Purchaser by or on behalf of Holdings or the Company prior to the date this representation is made or confirmed in connection with the transactions contemplated hereby; provided, that with respect to projections and other pro forma financial information included in such information, Holdings and the Company only represent that such information was based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by the Purchasers that such financial information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

9. REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser of any Series of Notes purchased on or after the date hereof (in the case of paragraph 9A) or after the date hereof (in the case of paragraph 9B) represents as follows:

9A. Nature of Purchase.  Such Purchaser is acquiring such Notes for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.  Such Purchaser has no present intention of selling, granting a participation in, or otherwise distributing any of such Notes in any transaction which would be in violation of the securities laws of the United States of America or any state or other jurisdiction thereof, without prejudice, however, to such Purchaser’s rights at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from such registration available under the Securities Act and subject, nevertheless, to the disposition of such Purchaser’s property being at all times within its control.  Such Purchaser understands that such Notes have not been registered under the Securities Act and may be exchanged, offered, transferred or resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Company is not required to register the Notes.

9B. Source of Funds.  At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of such Notes:

(i)   the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii)   the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amount payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)   the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)   the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefits plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section VI(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v)   the Source constitutes assets of a “plan(s)” (within the meaning of Section IV or PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 10% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)   the Source is a governmental plan; or

(vii)   the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii)   the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10. DEFINITIONS; ACCOUNTING MATTERS.  For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Yield-Maintenance Terms.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Honolulu, Hawaii are required or authorized to be closed.

“Called Principal” means, with respect to any Note, the principal of such Note that (i) is to be prepaid pursuant to paragraph 4B or (ii) is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated “Page PX1” on Bloomberg Financial Markets (“Bloomberg”) (or, if Bloomberg shall cease to report such yields on Page PX1 or shall cease to be Prudential’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.  The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon for the applicable Note.

“Remaining Average Life” means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal (i) is to be prepaid pursuant to paragraph 4B or (ii) is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal.  The Yield-Maintenance Amount shall in no event be less than zero.

10B. Other Terms.

“2001 Agreement” is defined in paragraph 1A.

“2001 Agreement Notes” is defined in paragraph 1C.

“2006 Agreement” is defined in paragraph 1A.

“A&B Holdings” is defined in paragraph 1B.

“A&B Merger Corp.” is defined in paragraph 1B.

“Acceptance” is defined in paragraph 2B(5).

“Acceptance Day” is defined in paragraph 2B(5).

“Acceptance Window” is defined in paragraph 2B(5).

“Accepted Note” is defined in paragraph 2B(5).

“Accumulated Funding Deficiency” means a funding deficiency described in section 302 of ERISA and section 412 of the Code.

“Additional Guarantor” is defined in paragraph 11N.

“Adjusted EBITDA” means Consolidated Net Income Before Taxes for the period of four consecutive fiscal quarters ended on any date of determination plus, to the extent deducted in the calculation thereof, Consolidated Interest Expense, depreciation and amortization, non-cash stock-based compensation expense, non-cash pension, postretirement and nonqualified expenses, and one-time separation expenses incurred in connection with the Reorganization not to exceed $11,000,000.  Adjusted EBITDA shall exclude non-cash gains or losses resulting from the write-up or write-down of assets.

“Affiliate” means, without duplication, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, Holdings.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Entity” means the Subsidiaries of Holdings and any of their or Holdings’ respective Controlled Affiliates.

“Agreement” is defined in paragraph 12C.

“Agricultural Land” means land owned in fee by Holdings or its Subsidiaries which is located in the State of Hawaii and zoned exclusively for agricultural purposes, but excluding watershed land, conservation land and pastureland.

“Applicable Cap Rates” means (i) 7.50% for Investment Properties, (ii) 9.50% for Agricultural Land which is leased to third parties, and (iii) 9.50% for Leased Non-Agricultural Land.

“Appraised Value” means, at any time of determination, the value determined by an appraisal, performed by an accredited appraiser no earlier than one year prior to such time, which assumes no greater than a twelve-month marketing time frame.

“Authorized Officer” means (i) in the case of the Company, any officer of the Company designated as an “Authorized Officer” in the Information Schedule or any officer of the Company designated as an “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of the Company’s then existing Authorized Officers and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its then existing Authorized Officers.  Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential, and whom the Company in good faith believe to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Facility Amount” is defined in paragraph 2B(1).

“Bank Credit Agreement” means that certain Credit Agreement, dated as of June 4, 2012, by and among the Company, Bank of America, N.A., First Hawaiian Bank and the other lenders and financial institutions party thereto, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Bankruptcy Law” is defined in clause (vii) of paragraph 7A.

“Beneficiaries” is defined in paragraph 11.

“Blocked Person” is defined in paragraph 8T.

“Business Day” is defined in paragraph 10A.

“Cancellation Date” is defined in paragraph 2D(iv).

“Cancellation Fee” is defined in paragraph 2D(iv).

“Capitalized Lease Obligations” means, with respect to any Person, any rental obligation of such Person which, under GAAP in effect as of the Initial Closing Day, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles; provided, that the adoption or issuance of any accounting standards after the Initial Closing Day will not cause any rental obligation that was not or would not have been a Capitalized Lease Obligation prior to such adoption or issuance to be deemed a Capital Lease Obligation.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.), as amended, and the regulations promulgated thereunder.

“Change of Control” means:  (a) the acquisition, after the date hereof, by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) (but excluding any employee benefit plan of such person or persons or their respective subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of outstanding shares of voting stock of Holdings representing more than 50% of voting control of Holdings; or (b) after the Merger, the failure of Holdings to own 100% of the equity interests of the Company at any time thereafter.

“Closing Day” means the Initial Closing Day, and means, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchasers which are obligated to purchase any Accepted Notes agree on an earlier Business Day for such closing, the “Closing Day” for such Notes shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of any Accepted Notes is rescheduled pursuant to paragraph 2C, the Closing Day for such Notes, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2D(iii), means the Rescheduled Closing Day with respect to such Notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the introductory paragraph hereto.

“Confirmation of Acceptance” is defined in paragraph 2B(5).

“Consolidated Interest Expense” means, for any period of determination thereof, the sum of all amounts that would, in accordance with GAAP, be deducted in computing Consolidated Net Income for such period on account of interest, including without limitation, imputed interest in respect of Capitalized Lease Obligations, fees in respect of letters of credit and bankers’ acceptance financing and amortization of debt discount and expense.

“Consolidated Net Income” means, for any period of determination thereof, the consolidated net income from continuing operations of Holdings and its Subsidiaries as determined in accordance with GAAP, provided that the proceeds of any sale or condemnation of real estate that is treated as a discontinued operation pursuant to GAAP shall be treated as income from continuing operations to the extent the net proceeds of such sale or condemnation have been reinvested in real estate within twelve months from the date of sale or condemnation.

“Consolidated Net Income Before Taxes” means, for any period of determination thereof, Consolidated Net Income for such period plus the sum of all deferred and current federal, state, local and foreign income taxes that are deducted in accordance with GAAP in computing Consolidated Net Income for such period.

“Consolidated Shareholders’ Equity” means, at any time of determination thereof for Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum of (i) consolidated shareholders’ equity, and (ii) any consolidated mezzanine equity (or other temporary or non-permanent equity) resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, and related stock-based compensation awards issued to management which are puttable upon a change of control; provided, that any determination of Consolidated Shareholders’ Equity shall exclude all non-cash adjustments to Consolidated Shareholders’ Equity resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 960.

“Consolidated Total Assets” means, at any time of determination thereof and for any Person, the consolidated total assets of such Person and Subsidiaries determined in accordance with GAAP.

“Contribution” is defined in paragraph 1B.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” is defined in paragraph 1B.

“Credit Parties” means the Company and the Guarantors.

“Debt” means, as to any Person at the time of determination thereof without duplication, (i) any indebtedness of such Person (A) for borrowed money, including commercial paper and revolving credit lines, (B) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money or (C) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (ii) Capitalized Lease Obligations of such Person, (iii) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Debt of another Person, and (iv) Debt, whether or not assumed, that is secured by Liens on the property or other assets of such Person.  “Debt” shall not include a reimbursement obligation incurred in connection with a standby letter of credit issued (i) in support of trade payables or (ii) as condition to receiving (A) a governmental entitlement, (B) a performance bond or (C) a performance guaranty, in each case under the immediately preceding clauses (i) and (ii) to the extent such reimbursement obligation is contingent and to the extent the aggregate amount of such standby letters of credit does not exceed $10,000,000.

“Delayed Delivery Fee” is defined in paragraph 2D(iii).

“Development Real Properties” means, at any time of determination, any real property asset under development, construction, renovation or rehabilitation that (i) is then treated as an asset under development under GAAP, (ii) is located in the State of Hawaii, the Territory of Guam or the continental United States, and (iii) has been designated by the Company in a written notice to the holders of Notes as a “Development Real Property.”

“Distribution” is defined in paragraph 1B.

“Environmental and Safety Laws” means all federal, state and local laws, regulations and ordinances, relating to the discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et. seq.), each as the same may be amended and supplemented.

“Environmental Liabilities and Costs” means, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any federal, state or local Governmental Authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of a contaminant, pollutant or Hazardous Material into the environment, resulting from the operations of such Person or its subsidiaries, or breach of any Environmental and Safety Law or for which such Person or its subsidiaries is otherwise liable or responsible.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“Event of Default” means any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” means any of such events, whether or not any such requirement has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Facility” is defined in paragraph 2B(1).

“FASB” means the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, or any successor body.

“Fixed Charges” means Consolidated Interest Expense for the period of four consecutive fiscal quarters ended on any date of determination, plus preferred dividends of Holdings accrued during such period, plus scheduled principal payments (excluding balloon payments and amounts borrowed under the revolving credit agreement that are classified as current liabilities under GAAP provided no Default or Event of Default then exists under this Agreement or the Bank Credit Agreement) of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters next succeeding such date of determination.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of a country other than the United States of America or any state thereof or the District of Columbia, provided that any Subsidiary that is not described in the preceding clause, but which owns voting stock in one or more Foreign Subsidiaries but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such voting stock in Foreign Subsidiaries) shall be deemed to be a Foreign Subsidiary hereunder; provided further that any Subsidiary which is disregarded as separate from its owner for United States federal income tax purposes and which owns voting stock in one or more Foreign Subsidiaries shall be deemed to be a Foreign Subsidiary.

“GAAP” has the meaning provided in paragraph 10C.

“Governmental Authority” means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any other jurisdiction in which Holdings or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of Holdings or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the primary obligor) in any manner, directly or indirectly, and including any obligation:  (a) to make any loan, advance or capital contribution, or for the purchase of any property from, any Person, in each case for the purpose of enabling such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses except for advances, deposits and initial payments made in the usual and ordinary course of business for the purchase or acquisition of property or services; (b) to purchase materials, supplies or other property or services if such obligation requires that payment for such materials, supplies or other property or services be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered; (c) to rent or lease (as lessee) any real or personal property (except for leases in effect on December 31, 2011) if such obligation is absolute and unconditional under conditions not customarily found in commercial leases then in general use; or (d) of any partnership or joint venture in which such Person is a general partner or joint venturer if such obligation is not expressly non-recourse to such Person; but excluding contingent obligations under (i) a completion guaranty issued in connection with a real estate development project to the extent contingent and not constituting a direct or indirect obligation to repay Debt, and (ii) environmental indemnification agreements.

“Guaranteed Obligations” is defined in paragraph 11A.

“Guarantors” means Holdings and each Person that hereafter becomes a party to the Multiparty Guaranty pursuant to the requirements of paragraphs 3A or 5G.

“Hazardous Materials” means (a) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (b) any oil, petroleum or petroleum derived substance, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form, (f) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (g) pesticides or (h) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

“Hedge Treasury Note(s)” means, with respect to any Accepted Notes, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Notes.

“Holdings” is defined in paragraph 1B.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases for portfolio investment purposes of such shares, equity interests, securities or rights which, together with any shares, equity interests, securities or rights then owned, represent less than 5% of the equity interests or beneficial ownership of such corporation or other entity, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“including” means, unless the context clearly requires otherwise, “including without limitation”.

“Initial Closing” means the time, after satisfaction of each of the conditions precedent in paragraph 3A and each of the conditions precedent in paragraph 3B (with respect to the Series AX Notes, the Series BX Notes and the Series CX Notes), when (i) this Agreement has become effective to amend and restate the 2001 Agreement and the 2006 Agreement, and (ii) the Series AX Notes, the Series BX Notes and the Series CX Notes have been purchased and sold as provided in this Agreement.

“Initial Closing Day” means the day on which the Initial Closing occurs.

“Institutional Investor” means an insurance company, bank, pension fund, investment company, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation), “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation) or other Person with assets in excess of $50,000,000 that invests in securities for its own account or as a dealer.

“Issuance Period” is defined in paragraph 2B(2).

“Investment Properties” means developed real estate investment properties located in the State of Hawaii or the continental United States and owned in fee by Holdings or its Subsidiaries, but excluding Development Real Properties, Agricultural Land (whether leased to third parties or operated by Holdings or any of its Subsidiaries), Leased Non-Agricultural Land and agriculture-related properties such as hydroelectric facilities and solar equipment.

“Joinder Agreement” means a joinder agreement to the Multiparty Guaranty, substantially in the form of Exhibit D.

“Leased Non-Agricultural Land” means land owned in fee by Holdings or its Subsidiaries, other than Agricultural Land, located in the State of Hawaii or the continental United States and leased to third parties on arms’-length terms, which land has improvements situated thereon in which none of Holdings or its Subsidiaries has an ownership interest.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any purchase money mortgage, conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement (exclusive of filings for precautionary purposes only) under the Uniform Commercial Code of any jurisdiction).

“margin stock” is defined in paragraph 8I.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, condition (financial or otherwise) or operations of Holdings and its Subsidiaries taken as a whole (it being understood and agreed that the Reorganization, in and of itself, shall not be deemed to constitute a Material Adverse Effect), (b) a material impairment of the ability of any Credit Party to perform its obligations under any Transaction Document, or (c) a material adverse effect on the material rights and remedies of the Purchasers taken as a whole, which material adverse effect was not caused by any Purchaser.

“Material Rights” is defined in paragraph 8O.

“Matson” means Matson Navigation Company, Inc., a Hawaii corporation.

“Matson Note Agreement” means that certain Second Amended and Restated Note Agreement, dated as of the date hereof, executed by Matson and the Purchasers (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.

“Merger” is defined in paragraph 1B.

“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Multiparty Guaranty” is defined in paragraph 11.

“New A&B” is defined in paragraph 1B.

“NOI from Investment Properties” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Investment Properties less operating expenses, real property taxes, taxes on gross revenue, common area maintenance expenses, ground and other rents, other rental expenses, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“NOI from Leased Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Agricultural Land which is leased to third parties on arms’-length terms less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“NOI from Leased Non-Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Leased Non-Agricultural Land less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“NOI from Unencumbered Investment Properties” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to Unencumbered Investment Properties less operating expenses, real property taxes, taxes on gross revenue, common area maintenance expenses, ground and other rents, other rental expenses, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“NOI from Unencumbered Leased Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to Unencumbered Leased Agricultural Land, less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“NOI from Unencumbered Leased Non-Agricultural Land” means, for any period of determination thereof for Holdings and its Subsidiaries, the consolidated cash revenues attributable to all Unencumbered Leased Non-Agricultural Land less operating expenses, real property taxes, taxes on gross revenue, and charges for property management related thereto, but in no event shall take into account tenant deposits, refunds of tenant deposits, tenant improvements paid for by Holdings or its Subsidiaries, reimbursement by tenants to Holdings or its Subsidiaries for tenant improvements paid for by Holdings or its Subsidiaries, allowances for bad debts, gains or losses from the sales of leased property, depreciation and amortization, overhead allocations that are not directly associated with the property, or state and federal income taxes.

“Notes” is defined in paragraph 1E.

“OFAC Listed Person” is defined in paragraph 8T.

“Officer’s Certificate” means a certificate signed in the name of Holdings and/or the Company, as applicable, by a Responsible Officer of such Person.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Permitted Assets” means (i) where any Property Sub or any assets of a Property Sub or of the Company have been sold or otherwise transferred, assets, including real estate, to be used by the Company or any Property Sub in conducting Property Development Activities, the Property Management Business or the agribusiness and (ii) in all other instances, assets, including real estate, to be used in conducting Property Development Activities, the Property Management Business or the agribusiness business.

“Permitted Debt” means (i) any unsecured Debt of the Company or a Subsidiary (exclusive of Debt owed to the Company or a Subsidiary) selected by the Company, so long as the aggregate amount of all proceeds from sales or other dispositions which are made after December 31, 2011 pursuant to the proviso appearing in clauses (iv) or (v) of paragraph 6B(3) and that are applied to the prepayment of such unsecured Debt pursuant to this clause (i) does not exceed $150,000,000 and (ii) after the $150,000,000 basket in clause (i) has been fully utilized, all unsecured Debt of the Company and Subsidiaries (exclusive of any Debt owed to the Company or a Subsidiary thereof) on a pro rata basis.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Holdings, the Company or any ERISA Affiliate.

“Principal Credit Facility” means (a) the Bank Credit Agreement and (b) with regard to Holdings or any Subsidiary, any other credit agreement, loan agreement, note purchase agreement or similar agreement under which credit facilities in the aggregate principal or commitment amount of at least $40,000,000 are provided for, in each case, as any of the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided, however, that the immediately preceding clause (b) shall exclude (i) all purchase money debt, (ii) all construction and other project financings, and (iii) all nonrecourse loans and credit facilities, and guaranties in respect thereof.  Nonrecourse shall, for purposes of this definition, include (a) limited recourse loans and credit facilities at all times during which the recourse portion of such loans and credit facilities (including commitments in respect thereof) is not in excess of $40,000,000, and (b) fully recourse mortgage and similar financings obtained by a Subsidiary of the Company if the mortgaged real property constitutes substantially all of the assets of such Subsidiary.

“Priority Debt” means, at any time of determination thereof, and without duplication, the Company’s and Holdings’ Debt secured by a Lien, plus all Debt of Holdings’ Subsidiaries (other than the Company ), both secured and unsecured.

“Prohibited Transaction” means any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c) of the Code which is not exempt by reason of section 4975(c) (2) or section 4975(d) of the Code, or the transitional rules of section 2003(c) of ERISA.

“Property” means all real property owned or leased by Holdings, the Company or any of the other Subsidiaries, and all personal property owned or leased by Holdings, the Company or any other Subsidiary.

“Property Development Activities” means land acquisition and development activities, the principal objective of which is to acquire and develop real property for sale or other disposition.

“Property Management Business” means the managing, leasing, selling and purchasing of real property.

“Property Subs” means Subsidiaries that exist on the date hereof or that are subsequently formed or acquired and, in each case, whose principal business activities are to engage in Property Development Activities.

“Prudential” means Prudential Investment Management, Inc. and any successor thereto.

“Prudential Affiliate” means (i) any corporation or other entity controlling, controlled by, or under common control with, Prudential and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition.  For purposes of this definition the terms “control”, “controlling” and “controlled” means the ownership, directly or through subsidiaries, of a majority of a corporation’s or other Person’s Voting Stock or equivalent voting securities or interests.

“Purchasers” means (i) each holder of Notes identified on the Purchaser Schedules hereto, and (ii) with respect to any Shelf Notes, Prudential and/or the Prudential Affiliate(s) which are purchasing such Notes.

“Reorganization” is defined in paragraph 1B.

“Request for Purchase” is defined in paragraph 2B(3).

“Required Holder(s)” means the holder or holders of at least a majority of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding and, if no Notes are outstanding, means Prudential.

“Rescheduled Closing Day” is defined in paragraph 2C.

“Responsible Officer” means any of Holdings’ or the Company’s (as applicable) chief financial officer, principal accounting officer, treasurer, controller or chief legal officer and any other officer of Holdings or the Company with responsibility for the administration of the relevant portion of this Agreement or matters referenced herein.  Any document delivered hereunder that is signed by a Responsible Officer of Holdings or the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Holdings or the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of Holdings or the Company, as applicable.

“Restricted Payments” is defined in paragraph 6C.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Separation Agreement” means the Separation Agreement dated as of on or about June 8, 2012, by and between A&B Holdings, and shall include the schedules and exhibits relating thereto, and all other agreements entered into in connection with the Reorganization.

“Series” is defined in paragraph 1E.

“Series A Notes” is defined in paragraph 1C.

“Series AX Notes” is defined in paragraph 1D.

“Series AX Purchasers” means The Prudential Insurance Company of America, Prudential Life Insurance Company, Ltd., Gibraltar Life Insurance Company, Ltd. and Prudential Retirement Insurance and Annuity Company.

“Series B Notes” is defined in paragraph 1C.

“Series BX Notes” is defined in paragraph 1D.

“Series BX Purchasers” means The Prudential Insurance Company of America.

“Series C Notes” is defined in paragraph 1C.

“Series CX Notes” is defined in paragraph 1D.

“Series CX Purchasers” means The Prudential Insurance Company of America.

“Series D Notes” is defined in paragraph 1C.

“Shelf Notes” is defined in paragraph 1E.

“Significant Holder” means (i) Prudential or any Prudential Affiliate, so long as Prudential or any Prudential Affiliate shall hold any Note or the Issuance Period has not terminated or (ii) any other holder of at least 10% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

“Significant Line of Business” means a line of business or an operating division, the book value of which is, on the date determination, equal to 5% or more of Consolidated Shareholders’ Equity.

“Significant Subsidiary” means any direct or indirect Subsidiary of Holdings, the net worth of which is, on the date of determination, 5% or more of Consolidated Shareholders’ Equity.

“Spin-Off” is defined in paragraph 1B.

“Subsidiary” means, as to any Person, any other company, whether operating as a corporation, joint venture, partnership, limited liability company or other entity, which is consolidated with such Person in accordance with GAAP.  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of Holdings.

“Third Party” means any Person other than Holdings or its Subsidiaries.

“Total Adjusted Asset Value” means, at any time of determination thereof, without duplication, (a) the real estate leasing property value (which shall be deemed to be equal to the sum of (i) NOI from Investment Properties for the then or most recently ended fiscal quarter multiplied by four divided by the Applicable Cap Rates, plus (ii) NOI from Leased Agricultural Land for the then or most recently ended fiscal quarter multiplied by four divided by the Applicable Cap Rates, plus (iii) NOI from Leased Non-Agricultural Land for the then or most recently ended fiscal quarter multiplied by four divided by the Applicable Cap Rates), plus (b) the greater of (x) EBITDA (as defined below) generated from the agricultural division of Holdings and its Subsidiaries (excluding, as an abundance of caution, NOI from Leased Agricultural Land) for the period of four consecutive fiscal quarters then or most recently ended divided by 20.0%, and (y) the Appraised Value of Agricultural Land which is not leased to third parties (provided that the determination of whether or not to obtain the appraisal necessary to determine the Appraised Value shall be made at the option of the Company and if the Company does not elect to have an appraisal performed, then clause (x) will be deemed to be greater than clause (y)), plus (c) the book value of Development Real Properties owned by Holdings or any of its Subsidiaries (with such book value, in the case of a less than wholly-owned Subsidiary or any other entity (other than a Subsidiary) in which Holdings or any of its Subsidiaries owns an equity interest (each, a “Joint Venture Entity”), to be (i) with respect to a consolidated Joint Venture Entity, equal to the net assets of such Joint Venture Entity less the non-controlling interest in such Joint Venture Entity as reflected on the most recent consolidated balance sheet of Holdings required to be delivered pursuant to paragraph 5A(i) or (ii), or (ii) with respect to an unconsolidated Joint Venture Entity, equal to the book value of Holdings’ direct or indirect investment in such Joint Venture Entity), provided that the aggregate amount under this clause (c) shall not comprise more than 30% of the consolidated total assets of Holdings and its Subsidiaries (less cash, cash equivalents, marketable securities, goodwill, non-controlling interest and pension assets) in accordance with GAAP for the most recent fiscal quarter with respect to which financial statements are required to be delivered pursuant to paragraph 5A(i) or (ii).  For purpose of clause (b) of this definition, “EBITDA” means the operating profit of the agricultural division of Holdings and its Subsidiaries, but prior to the deduction in the determination thereof of any expenses in respect of  depreciation and amortization.

“Transaction Documents” means this Agreement (including the Multiparty Guaranty), the Notes and any and all other agreements and instruments from time to time executed and delivered by or on behalf of any Credit Party related thereto.

“Transferee” means any Institutional Investor that is the direct or indirect transferee of all or any part of any Note purchased under this Agreement.

“Undeveloped Land” means (i) land owned in fee by the Company or any Subsidiary as of December 31, 2011 which at the time of determination has not been developed for commercial or residential purposes, (ii) land acquired by the Company or any Subsidiary subsequent to December 31, 2011 pursuant to a Code section 1031 like-kind exchange (in exchange for land described in clause (i) or (ii) of this definition) which at the time of determination has not been developed for commercial or residential purposes, or (iii) capital stock or other equity interests of a Subsidiary which owns as its principal asset, directly or indirectly, Undeveloped Land described in clause (i) or (ii) of this definition.

“Unencumbered Agricultural Division Assets” means assets of the agricultural division of Holdings and its Subsidiaries which:  (i) are not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such asset’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable asset, or materially impair the use thereof; (ii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such asset, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such asset, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause).  No such asset owned by a Subsidiary of Holdings shall be deemed to be an Unencumbered Agricultural Division Asset unless (1) both such asset and all equity interests of the Subsidiary which holds legal title to such asset is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in paragraph 7A(vi)-(xi) of this Agreement (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.

“Unencumbered Agricultural Land” means Agricultural Land which:  (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof; (ii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause).  No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Agricultural Land unless (1) both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in paragraph 7A(vi)-(xi) of this Agreement (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.

“Unencumbered EBITDA” means, for any period of determination, with respect to Holdings and its Subsidiaries on a consolidated basis, without duplication, (i) Adjusted EBITDA derived from Unencumbered Investment Properties and Unencumbered Leased Agricultural Land, and (ii) Adjusted EBITDA generated from the agricultural division of Holdings and its Subsidiaries but only to the extent the assets in the agricultural division are Unencumbered Agricultural Division Assets.

“Unencumbered Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Unencumbered EBITDA for the period of four (4) consecutive fiscal quarters ending on such date to (b) Unencumbered Fixed Charges determined as of such date.

“Unencumbered Fixed Charges” means, for any date of determination, with respect to Holdings and its Subsidiaries on a consolidated basis, the portion of Consolidated Interest Expense attributable to Unsecured Debt for the period of four (4) consecutive fiscal quarters ending on such date, plus preferred dividends of Holdings accrued during such period, plus scheduled principal payments with respect to Unsecured Debt (excluding balloon payments and amounts outstanding under the Bank Credit Agreement that are classified as current liabilities under GAAP but only to the extent that no Default or Event of Default then exists under this Agreement or the Bank Credit Agreement) of Holdings and its Subsidiaries for the period of twelve months next succeeding such date of determination.

“Unencumbered Income Producing Assets Value” means, at any time of determination thereof, without duplication, (i) the NOI from Unencumbered Investment Properties for the then or most recently ended fiscal quarter multiplied by four divided by the Applicable Cap Rates, plus (ii) the NOI from Unencumbered Leased Agricultural Land for the then or most recently ended fiscal quarter multiplied by four divided by the Applicable Cap Rates, plus (iii) the NOI from Unencumbered Leased Non-Agricultural Land for the then or most recently ended fiscal quarter multiplied by four divided by the Applicable Cap Rates, plus (iv) the greater of (x) EBITDA generated from the agricultural division of Holdings and its Subsidiaries but only to the extent the assets in the agricultural division are Unencumbered Agricultural Division Assets (excluding, as an abundance of caution, NOI from Leased Agricultural Land) for the period of four consecutive fiscal quarters then or most recently ended divided by 20.0%, and (y) the Appraised Value of Unencumbered Agricultural Land which is not leased to third parties (provided that the determination of whether or not to obtain the appraisal necessary to determine the Appraised Value shall be made at the option of the Company and if the Company does not elect to have an appraisal performed, then clause (x) will be deemed to be greater than clause (y)).  For purpose of clause (iv) of this definition, “EBITDA” means the operating profit of the agricultural division of Holdings and its Subsidiaries, but prior to the deduction in the determination thereof of any expenses in respect of  depreciation and amortization.

“Unencumbered Investment Properties” means Investment Properties which (i) are not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof; (ii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such project, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) are not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such project, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause).  No such Investment Property owned by a Subsidiary of Holdings shall be deemed to be an Unencumbered Investment Property unless (1) both such project and all equity interests of the Subsidiary which holds legal title to such project is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in paragraph 7A(vi)-(xi) of this Agreement (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary

“Unencumbered Leased Agricultural Land” means Agricultural Land which is leased to third parties on arms’-length terms and which:  (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof, and (c) arms’-length operating leases with third-party lessees; (ii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause).  No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Leased Agricultural Land unless (1) both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in paragraph 7A(vi)-(xi) of this Agreement (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.

“Unencumbered Leased Non-Agricultural Land” means Leased Non-Agricultural Land which:  (i) is not subject to a mortgage or any other Lien, other than (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens incidental to the conduct of the owner of such property’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of the applicable property, or materially impair the use thereof, and (c) arms’-length operating leases with third-party lessees; (ii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that prohibits or limits the ability of Holdings or any Subsidiary, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or equity interest of Holdings, or any Subsidiary except for covenants that are not materially more restrictive than the covenants contained in this Agreement, in favor of holders of unsecured Debt of Holdings and its Subsidiaries not prohibited hereunder; and (iii) is not subject to any agreement (including (x) any agreement governing Debt incurred in order to finance or refinance the acquisition of such land, and (y) if applicable, the organizational documents of Holdings or any Subsidiary) that entitles any Person to the benefit of any Lien on any assets or equity interests of Holdings or any Subsidiary or would entitle any Person to the benefit of any Lien on such assets or equity interests upon the occurrence of any contingency (including pursuant to an “equal and ratable” clause).  No such land owned by a Subsidiary of Holdings shall be deemed to be Unencumbered Leased Non-Agricultural Land unless (1) both such land and all equity interests of the Subsidiary which holds legal title to such land is not subject to any Lien, (2) each intervening entity between Holdings and such Subsidiary does not have any Debt for borrowed money, and (3) no event has occurred or condition exists described in paragraph 7A(vi)-(xi) of this Agreement (assuming that such provisions applied to such Subsidiary) with respect to such Subsidiary.

“Unsecured Debt” means, at any time of determination thereof, the consolidated Debt of Holdings or its Subsidiaries not secured by any Lien.

“Voting Stock” means any shares of stock (or comparable equity securities) whose holders are entitled under ordinary circumstances to vote for the election of directors  (or comparable persons), irrespective of whether at the time stock (or comparable equity securities) of any other class or classes has or might have voting power by reason of the happening of any contingency.

10C. Accounting Principles, Terms and Determinations.  All references in this Agreement to “generally accepted accounting principles” and “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof, but excluding in each case the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for assets and liabilities.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

11. MULTIPARTY GUARANTY.  The multiparty guaranty under this paragraph 11 (as amended or otherwise modified from time to time, the “Multiparty Guaranty”) is made jointly and severally by each of the Guarantors in favor of the Purchasers and their respective successors, assigns and transferees (each of such Persons being referred to herein as a “Beneficiary” and collectively, as the “Beneficiaries”).

11A. Unconditional Guaranty.  Each Guarantor hereby unconditionally, absolutely and irrevocably guarantees to each of the Beneficiaries the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) and performance of all Guaranteed Obligations.  The term “Guaranteed Obligations” shall mean all loans, advances, debts, liabilities and obligations for monetary amounts and otherwise from time to time owing by the Company, in the Company’s capacity as the issuer of Notes, to the Purchasers in connection with this Agreement, the Notes and the other Transaction Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of this Agreement, the Notes or the other Transaction Documents (it being understood that this term includes all principal, interest (including interest that accrues after the commencement by or against the Company of any action under applicable bankruptcy or insolvency law under any applicable jurisdiction, whether or not a claim for post-petition interest is allowed as a claim in such bankruptcy or insolvency proceeding), the Yield-Maintenance Amount, if any, premium or other prepayment consideration, fees, expenses, costs or other sums (including, without limitation, all fees and disbursements of any law firm or other external counsel) chargeable to the Company, in the Company’s capacity as the issuer of Notes, under this Agreement, the Notes or the other Transaction Documents).

11B. Reimbursement of Expenses.  Each Guarantor also agrees to pay upon demand all costs and expenses (including, without limitation, all fees and disbursements of any law firm or other external counsel) incurred by any Beneficiary in enforcing any rights under this Multiparty Guaranty.

11C. Guaranteed Obligations Unaffected.  No payment or payments made by any other Guarantor or other Credit Party, or by any other guarantor or other Person, or received or collected by any of the Beneficiaries from any other Guarantor or other Credit Party or from any other guarantor or other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, release or otherwise affect the liability of each of the Guarantors hereunder which shall, notwithstanding any such payments, remain liable for the Guaranteed Obligations, subject to paragraph 11K below, until the Guaranteed Obligations are paid in full in cash.

11D. Joint and Several Liability.  All Guarantors and their respective successors and assigns shall be jointly and severally liable for the payment of the Guaranteed Obligations and the expenses required to be reimbursed to the holders of the Notes pursuant to paragraph 11B, above, notwithstanding any relationship or contract of co-obligation by or among the Guarantors or their successors and assigns.

11E. Enforcement of Guaranteed Obligations.  Each Guarantor hereby jointly and severally agrees, in furtherance of the foregoing and not in limitation of any other right that any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. § 362(a)), each Guarantor will upon demand pay, or cause to be paid, in cash, the unpaid amount of all Guaranteed Obligations owing to the Beneficiary or Beneficiaries making such demand an amount equal to all of the Guaranteed Obligations then due to such Beneficiary or Beneficiaries.

11F. Tolling of Statute of Limitations.  Each Guarantor agrees that any payment, performance or other act that tolls any statute of limitations applicable to the obligations, liabilities and indebtedness of the Company owing to the Beneficiaries under this Agreement, the Notes or any of the other Transaction Documents shall also toll the statute of limitations applicable to such Guarantor’s liability under this Multiparty Guaranty to the extent permitted by law.

11G. Rights of Contribution.  The Company and each Guarantor hereby agree that, to the extent that a Guarantor shall have paid an amount hereunder to any Beneficiary that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes, such paying Guarantor shall be entitled to contribution from the Company or any Guarantor that has not paid its proportionate share, based on benefits received as a result of the issuance and sale of the Notes, of the Guaranteed Obligations.  Any amount payable as a contribution under this paragraph 11G shall be determined as of the date on which the related payment or distribution is made by the Guarantor seeking contribution, and each of the Company and the Guarantors acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed.  Notwithstanding the foregoing, the provisions of this paragraph 11G shall in no respect limit the obligations and liabilities of any Guarantor to the Beneficiaries hereunder or under any other Transaction Document, and each Guarantor shall remain liable for the full payment and performance guaranteed hereunder.  Any indebtedness or other obligations of the Company or a Guarantor now or hereafter held by or owing to any Guarantor is hereby subordinated in time and right of payment to all indebtedness or other obligations of the Company and the Guarantors to any or all of the Beneficiaries under the Notes, this Agreement or any other Transaction Document.

11H. Subrogation.  Notwithstanding any payment or payments made by any Guarantor hereunder, each Guarantor hereby irrevocably waives, solely with respect to such payment or payments, any and all rights of subrogation to the rights of the Beneficiaries against the Company and, except to the extent otherwise provided in paragraph 11G, any and all rights of contribution, reimbursement, assignment, indemnification or implied contract or any similar rights against the Company, any endorser or other guarantor of all or any part of the Guaranteed Obligations, in each case until such time (subject to paragraph 11K below) as the Guaranteed Obligations have been paid in full in cash.  In furtherance of the foregoing, for so long as any Guaranteed Obligations shall remain outstanding, no Guarantor shall take any action or commence any proceeding against the Company or any other guarantor of the Guaranteed Obligations (or any of their respective successor, transferees or assigns, whether in connection with a bankruptcy or insolvency proceeding or otherwise), to recover any amounts in respect of payments made under this Multiparty Guaranty to the Beneficiaries.  If, notwithstanding the foregoing, any amount shall be paid to any Guarantor on account of such subrogation or other rights at any time when all of the Guaranteed Obligations shall not (subject to paragraph 11K below) have been paid in full in cash, such amount shall be held by such Guarantor in trust for the Beneficiaries entitled thereto, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to such Beneficiaries (to be shared ratably based on the respective principal amounts outstanding of Notes held by such Beneficiaries) in the exact form received by such Guarantor (duly endorsed by such Guarantor to such Beneficiary if required), to be applied against the Guaranteed Obligations of each of such Beneficiaries, whether matured or unmatured, in such order as such Beneficiary may determine.

11I. Amendments, Etc., With Respect to Guaranteed Obligations.  Each Guarantor shall remain obligated under this Multiparty Guaranty notwithstanding:  (a) that any demand for payment of any of the Guaranteed Obligations made by any Beneficiary may be rescinded by such Beneficiary, and any of the Guaranteed Obligations continued; (b) that any of the Agreement (including this Multiparty Guaranty), the Notes or any other Transaction Document may be renewed, extended, amended, modified, supplemented or terminated, in whole or in part (and each Guarantor expressly waives any and all of its rights to consent to any of the foregoing actions described in this clause (b) and agrees that no such action, absent such Guarantor’s consent, will result in the exoneration of such Guarantor under applicable law); (c) that any guaranty, collateral or right of setoff at any time held by any Person for the payment of the Guaranteed Obligations may be obtained, sold, exchanged, waived, surrendered or released; (d) any loss or impairment of any rights of subrogation, reimbursement, repayment, contribution, indemnification or other similar rights of any Guarantor against the Company, any other Guarantor or any other Person with respect to all or any part of the Guaranteed Obligations; (e) any assignment or other transfer by any holder of the Notes of any part of the Guaranteed Obligations or the Notes; (f) any impossibility of performance, impracticability, frustration of purpose or illegality under the Agreement (including this Multiparty Guaranty), the Notes or any other Transaction Document or any force majeure or act of any Governmental Authority; or (g) any reorganization, merger, amalgamation or consolidation of the Company or any Guarantor with or into any other Person.  Each Guarantor hereby waives any and all defenses, counterclaims or offsets which such Guarantor might or could have by reason of any of the foregoing and any other defense or objection which such Guarantor might or could have to the absolute, primary and continuing nature, or the validity, enforceability or amount of this Multiparty Guaranty (other than any defense based upon the final payment in full in cash and performance in full of the Guaranteed Obligations).

11J. Guaranty Absolute and Unconditional; Termination.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Beneficiary upon this Multiparty Guaranty or acceptance of this Multiparty Guaranty.  This Agreement, the Notes, the other Transaction Documents and the Guaranteed Obligations in respect of any of them, shall conclusively be deemed to have been created, contracted for or incurred in reliance upon this Multiparty Guaranty; and all dealings between any of the Company or the Guarantors, on the one hand, and any of the Beneficiaries, on the other, shall likewise conclusively be presumed to have been had or consummated in reliance upon this Multiparty Guaranty.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Credit Party or any other guarantor with respect to the Guaranteed Obligations.  This Multiparty Guaranty shall be construed as a continuing, irrevocable, absolute and unconditional guaranty of payment, performance and compliance when due (and not of collection) and is a primary obligation of each Guarantor without regard to (a) the validity or enforceability of the provisions of this Agreement (other than the Multiparty Guaranty), the Notes, the other Transaction Documents, any of the Guaranteed Obligations or any other guaranty or right of setoff with respect thereto at any time or from time to time held by any Beneficiary, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any of the Credit Parties against any Beneficiary, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Credit Party or guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party or any other guarantor of the Guaranteed Obligations, in bankruptcy or in any other instance (other than payment or performance in full of the Guaranteed Obligations).  Each of the Guarantors hereby agrees that it has complete and absolute responsibility for keeping itself informed of the business, operations, properties, assets, condition (financial or otherwise) of the Company, the other Guarantors, any and all endorsers and any and all guarantors of the Guaranteed Obligations and of all other circumstances bearing upon the risk of nonpayment of the obligations evidenced by the Notes or the Guaranteed Obligations, and each of the Guarantors further agrees that the Beneficiaries shall have no duty, obligation or responsibility to advise it of any such facts or other information, whether now known or hereafter ascertained, and each Guarantor hereby waives any such duty, obligation or responsibility on the part of the Beneficiaries to disclose such facts or other information to such Guarantor.

When pursuing its rights and remedies hereunder against any of the Guarantors, any Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against any other Credit Party or any other Person under a guaranty of the Guaranteed Obligations or any right of setoff with respect thereto, and any failure by such Beneficiary to pursue such other rights or remedies or to collect any payments from any such other Credit Party or Person or to realize upon any such guaranty or to exercise any such right of setoff, or any release of any such other Credit Party or Person or any such guaranty or right of setoff, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of each of the Beneficiaries against the Guarantors.  This Multiparty Guaranty shall remain in full force and effect until all Guaranteed Obligations shall have been satisfied by payment in cash or performance in full, upon the occurrence of which this Multiparty Guaranty shall, subject to paragraph 11K below, terminate.

11K. Reinstatement.  This Multiparty Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time the payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or otherwise must be restored or returned by any Beneficiary in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party or in connection with the application of applicable fraudulent conveyance or fraudulent transfer law, all as though such payments had not been made.

11L. Payments.  Each Guarantor hereby agrees that the Guaranteed Obligations will be paid to each of the Beneficiaries pursuant to this Agreement without setoff or counterclaim, except for any taxes, assessments or levies required to be withheld by applicable law, in immediately available funds at the location and in the currency or currencies specified by such Beneficiary pursuant to this Agreement.  Any amount required to be deducted and withheld shall be treated for all purposes of this Agreement and the Notes as having been paid to the party in respect of which such withholding was made.

11M. Bound by Other Provisions.  Holdings agrees that it is bound by each covenant set forth in this Agreement and that it will make each representation and warranty set forth in this Agreement at the applicable times specified therefor, in each case to the extent the applicable provision pertains to “Holdings” or “New A&B.”  Each other Guarantor agrees that it is bound by each covenant set forth in this Agreement and that it will make each representation and warranty set forth in this Agreement at the applicable times specified therefor, in each case to the extent the applicable provision pertains to a Subsidiary (other than the Company).

11N. Additional Guarantors.  The initial Guarantor(s) shall be such Person(s), if any, as are identified as “Guarantors” on the signature pages hereof.  From time to time subsequent to the date hereof, Persons that are Subsidiaries or other Affiliates of the Company may become parties hereto as required by paragraphs 3A or 5G of this Agreement, as Guarantors (each an “Additional Guarantor”), by executing a Joinder Agreement.  Upon delivery of any such Joinder Agreement to each of the Beneficiaries, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto in such capacity as if such Additional Guarantor were an original signatory hereof.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Beneficiaries not to cause any Subsidiary or other Affiliate of the Company to become an Additional Guarantor hereunder.  This Multiparty Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

12. MISCELLANEOUS.

12A. Note Payments.  The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit on the date due to the account or accounts of such Purchaser specified in the purchaser schedule attached hereto (in the case of all Notes other than Shelf Notes) or to the applicable Confirmation of Acceptance (in the case of each Series of Shelf Notes) or such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment.  Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid.  The Company agrees to afford the benefits of this paragraph 12A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 12A.

12B. Expenses.  Each of Holdings and the Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby and any subsequent proposed modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the reasonable costs and expenses, including attorneys’ fees, incurred by any Purchaser or any Transferee in enforcing any rights under this Agreement, the Notes or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or by reason of any Purchaser’s or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case of Holdings, the Company or any other Subsidiary.  The obligations of Holdings and the Company under this paragraph 12B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

12C. Consent to Amendments.  This Agreement may be amended, and Holdings or the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if Holdings and the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 12C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Notes of such Series or the terms and provisions of such Notes.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 12C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.  No course of dealing between Holdings and the Company, on the one hand, and Prudential or the holder of any Note, on the other hand, nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of Prudential or any holder of such Note.  As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

12D. Form, Registration, Transfer and Exchange of Notes; Transfer Restriction.  The Notes are issuable as registered notes without coupons in denominations of at least $2,500,000, except as may be necessary to reflect any principal amount not evenly divisible by $2,500,000.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes.  Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of the same tenor and of the same aggregate principal amount, registered in the name of such transferee or transferees.  At the option of the holder of any Note, such Note may be exchanged for other Notes of the same tenor and of any authorized denominations, of the same aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company.  Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive.  Each prepayment of principal payable on each prepayment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the prepayment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note.  No reference need be made in any such new Note to any prepayment or prepayments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing.  Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.  Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of the same tenor, in lieu of the lost, stolen, destroyed or mutilated Note.  Notwithstanding anything to the contrary herein, each Purchaser agrees, and each subsequent holder of a Note or purchaser of a participation in a Note by its acceptance of an interest in a Note agrees, that no Note shall be transferred to any Person which is not an Institutional Investor without the prior consent of the Company, such consent not to be unreasonably withheld.  No transfer or exchange of any Note or Notes shall be effective unless made pursuant to this paragraph 12D.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof.

12E. Persons Deemed Owners; Participations.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Institutional Investor on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

12F. Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein, in any other Transaction Document or made in writing by or on behalf of Holdings, the Company or any other Credit Party in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the transfer of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or Transferee.  Subject to the preceding sentence, this Agreement, the Notes, the other Transaction Documents and, until the effectiveness of the amendment and restatement thereof by this Agreement, the 2001 Agreement and the 2006 Agreement, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof; provided, however, that the obligations of the Company to pay any Rate Lock Delayed Delivery Fee or Rate Lock Cancellation Fee, as such terms are defined in, and as such fees are payable under certain circumstances pursuant to the terms of, that certain letter dated May 10, 2012 from Prudential Investment Management, Inc. and accepted and agreed to by the Company, shall survive the execution and delivery of this Agreement.

12G. Successors and Assigns.  All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

12H. Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit, through equitable action or otherwise the taking of any action by Holdings or the Company or any other Subsidiary which would result in a Default or Event of Default.  For the avoidance of doubt, if a particular action or condition is expressly permitted by an exception to a covenant and is not expressly prohibited by another provision in the same covenant, the taking of such action or the existence of such condition shall not result in a Default or Event of Default under such covenant.

12I. Notices.  All written communications provided for hereunder (other than communications provided for under paragraph 2B) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential, at the address set forth on the first page of this letter or at such other address as Prudential shall have specified to the Company in writing, (ii) if to any Purchaser, addressed as specified for such communications in the purchaser schedule attached hereto or to the applicable Confirmation of Acceptance or at such other address as any such Purchaser shall have specified to the Company in writing, (iii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iv) if to the Company, addressed to it at 822 Bishop Street, Honolulu, Hawaii 96801-3440, Attention:  Chief Financial Officer (with a copy to Chief Legal Officer) or at such other address as the Company shall have specified to each holder of a Note in writing.  Any communication pursuant to paragraph 2B shall be made by the method specified for such communication in paragraph 2B, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telefacsimile communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telefacsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telefacsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.

12J. Descriptive Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12K. Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is, by the terms of this Agreement, required to be satisfactory to Prudential, any Purchaser or the Required Holder(s), the determination of such satisfaction shall be made by Prudential, such Purchaser or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person(s) making such determination.

12L. Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice of law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

12M. Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day, without interest for the period of extension.

12N. Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12O. Severalty of Obligations.  The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations.  No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or Holdings or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

12P. Jurisdiction and Process; Waiver of Jury Trial.

(i)           Each of Holdings and the Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Transaction Documents.  To the fullest extent permitted by applicable law, each of Holdings and the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii)           Each of Holdings and the Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in paragraph 12P(i) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in paragraph 12I or at such other address of which such holder shall then have been notified pursuant to paragraph 12I.  Each of Holdings and the Company agrees that such service upon receipt (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (b) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(iii)           Nothing in this paragraph 12P shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against Holdings or the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(iv)           The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

12Q. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

12R. Binding Agreement.  When this Agreement is executed and delivered by Holdings, the Company, Prudential, the holders of the 2001 Agreement Notes, the holders of the Series D Notes and the Series AX, BX and CX Purchasers, it shall become a binding agreement among the Company, Prudential, the holders of the 2001 Agreement Notes, the holders of the Series D Notes and the Series AX, BX and CX Purchasers.  This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

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THE COMPANY:

ALEXANDER & BALDWIN, INC.,
a Hawaii corporation to be converted into a Hawaii limited liability company named “Alexander & Baldwin, LLC”

By:          /s/ Nelson N.S. Chun
Its:          Senior Vice President

By:          /s/ Paul K. Ito
Its:          Vice President and Controller

The foregoing Agreement is
hereby accepted as of the
date first above written.

PRUDENTIAL INVESTMENT
MANAGEMENT, INC.

By:          /s/Cornelia Cheng
Vice President

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA, as a holder of the 2001 Agreement Notes, a holder of the Series AX Notes, the sole holder of the Series BX Notes, the sole holder of the Series CX Notes and a holder of the Series D Notes

By:          /s/ Cornelia Cheng
Vice President

PRUDENTIAL RETIREMENT INSURANCE
AND ANNUITY COMPANY, as a holder of the Series AX Notes and a holder of the Series D Notes

By:           Prudential Investment Management, Inc.,
as investment manager

By:     /s/ Cornelia Cheng
   Vice President

GIBRALTAR LIFE INSURANCE CO., LTD., as a holder of the Series AX Notes and a holder of the Series D Notes

By:           Prudential Investment Management (Japan), Inc.,
as Investment Manager

By:           Prudential Investment Management, Inc.,
as Sub-Advisor

By:        /s/ Cornelia Cheng
              Vice President

THE PRUDENTIAL LIFE INSURANCE
COMPANY, LTD., as a holder of the Series AX Notes and a holder of the Series D Notes

By:           Prudential Investment Management (Japan), Inc.,
as Investment Manager

By:           Prudential Investment Management, Inc.,
As Sub-Advisor

By:        /s/ Cornelia Cheng
              Vice President

PRUCO LIFE INSURANCE COMPANY, as a holder of the 2001 Agreement Notes and a holder of the Series D Notes

By:          /s/ Cornelia Cheng
Vice President

PRUCO LIFE INSURANCE
COMPANY OF NEW JERSEY, as a holder of the 2001 Agreement Notes

By:        /s/ Cornelia Cheng
              Vice President